Exhibit 2.1

STOCK PURCHASE AGREEMENT

by

and

among

FAIRFIELD & SONS, LTD.,

ROSETTA STONE INC.,

ROSETTA STONE HOLDINGS INC.,

the SHAREHOLDERS of FAIRFIELD & SONS, LTD.,

TOM ADAMS

and, solely for purposes of Section 7.7,

EUGENE STOLTZFUS as the Shareholders’ Representative

Dated: January 4, 2006

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS		1

ARTICLE 2. PURCHASE AND SALE OF SHARES		12
2.1	Purchase and Sale of the Shares	12
2.2	Purchase Price	12
2.3	The Closing	12
2.4	Reserved	14
2.5	Post-Closing Audit	14
2.6	Post-Closing Adjustment of Purchase Price; Taxation of Payments	15
2.7	Allocation of Payments	16

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS, THE BUYER AND PARENT		16
3.1	Representations and Warranties of the Shareholders	16
3.2	Additional Representations and Warranties of the Individual Investors	18
3.3	Representations and Warranties of the Buyer and Parent	18

ARTICLE 4. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		21
4.1	Organization; Good Standing	21
4.2	Subsidiaries	21
4.3	Capitalization	21
4.4	Directors, Officers and Employees	22
4.5	Financial Statements; Projections	22
4.6	No Liabilities	23
4.7	Accounts Receivable	23
4.8	Taxes	23
4.9	Conduct of Business; Absence of Material Adverse Change	25
4.10	Title to Property and Assets	27
4.11	Insurance	27
4.12	Debt Instruments; Credit Enhancements	27
4.13	Intellectual Property	27
4.14	Leases	29
4.15	Material Contracts	30
4.16	Books and Records	31
4.17	Litigation; Disputes	31
4.18	Labor Relations	32
4.19	Pension and Benefit Plans	32
4.20	Environmental	35
4.21	Transactions with Related Parties	36

i

4.22	Restrictions and Consents	36
4.23	Authorization; No Conflict	36
4.24	Absence of Violation	36
4.25	Compliance with Law; Approvals	37
4.26	Copies of Documents	38
4.27	Binding Obligation	38
4.28	Status of Shares	38
4.29	Offering of Shares	38
4.30	Disclosure	38
4.31	Investment Company	38

ARTICLE 5. OTHER AGREEMENTS		39
5.1	Public Disclosures	39
5.2	Restrictive Covenants	39
5.3	Further Assurances; Additional Documents	41
5.4	Escrow Distributions	41
5.5	Tax Matters	42
5.6	Conduct of Business Pending Closing	45
5.7	Prohibited Actions Pending Closing	46
5.8	Preparation and Delivery of 2005 and 2006 Audit	48
5.9	Employee Bonus Payment	48

ARTICLE 6. CLOSING CONDITIONS		48
6.1	Conditions Precedent to the Buyer’s Obligations	48
6.2	Conditions Precedent to the Seller Parties’ Obligations	51
6.3	Termination of Agreement	52
6.4	Effect of Termination	53

ARTICLE 7. INDEMNIFICATION		53
7.1	Survival of Representations and Warranties and Covenants	53
7.2	Indemnification Provisions for Parent’s and the Buyer’s Benefit	54
7.3	Notice of Claims	54
7.4	Third Party Claims	54
7.5	Limitations on Indemnification Liability	55
7.6	Payment of Claims	56
7.7	Shareholders’ Representative	57
7.8	Tax Treatment of Indemnity Payments	60

ARTICLE 8. MISCELLANEOUS		61
8.1	Expenses	61
8.2	Notices	61
8.3	Entire Agreement	63
8.4	HSR	63
8.5	Amendments and Waivers	63

8.6	Successors and Assigns	64
8.7	Governing Law	64
8.8	Submission to Jurisdiction; Consent to Service of Process	64
8.9	Severability	64
8.10	Titles and Subtitles	64
8.11	Third Party Beneficiaries	64
8.12	Remedies	65
8.13	Interpretation	65
8.14	Counterparts	65

ATTACHMENTS

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Shareholders’ Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Promissory Note
Exhibit E	List of the Shareholders and Ownership of Shares
Exhibit F	Form of Legal Opinion of Covington & Burling
Exhibit G	Form of Legal Opinion of Blankingship & Keith
Exhibit H	Form of Joinder Agreement
Exhibit I	Form of the Amendment to the Amended and Restated Change of Control Bonus Agreements
Exhibit J	Form 8023 in Respect of Each Shareholder’s 338(h)(10) Election

Schedules

Schedule 1	Funded Indebtedness
Schedule 2.2	Estimated December 31 Balance Sheet
Schedule 2.7	Allocation of Payments to Sellers
Schedule 3.1	Disclosure Schedules Relating to Representations and Warranties of the Shareholders
Schedule 3.1(f)	Disclosure of Fees of BNY Capital Markets, Inc.
Schedule 3.2	Disclosure Schedules Relating to Additional Representations and Warranties of the Individual Investors
Schedule 3.3	Disclosure Schedules Relating to Representations and Warranties of Buyer and Parent
Schedule 3.3(f)	Pre-Closing Capitalization of Parent
Schedule 6.1(d)	Consents and Approvals Obtained and Notices Provided by the Seller Parties
Schedule 6.1(l)	Liens Released Prior to Closing
Schedule 6.1(q)	List of Individuals Subject to Amendments to Amended and Restated Change of Control Bonus Agreements

Company Disclosure Schedules with Attachments

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of January 4, 2006, by and among Fairfield & Sons, Ltd., a Virginia corporation (the “Company”), Rosetta Stone Inc., a Delaware corporation (the “Parent”), Rosetta Stone Holdings lnc., a Delaware corporation (the “Buyer”), the holders of the Company’s Common Stock (each a “Shareholder” and together the “Shareholders”), Tom Adams and, solely for purposes of Section 7.7 hereof, Eugene Stoltzfus (the “Shareholders’ Representative”). The Shareholders, together with Tom Adams, are sometimes referred to individually as a “Seller” and collectively as the “Sellers” and together with the Company, as the “Seller Parties.” The Parent, the Buyer, the Company and the Seller Parties are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS:

A.          The Company is engaged in the business of producing and selling software used for learning foreign languages, including learning English as a foreign language (the “Business”).

B.           The Sellers own all of the outstanding shares of the Company’s capital stock (the “Shares”) in the amounts set forth in Exhibit E.

C.           The Parent owns all of the outstanding shares of the Buyer’s capital stock.

D.          ABS, Norwest and Lender, together, own all of the outstanding shares of the Parent’s capital stock.

E.           The Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the Shares for an aggregate consideration of (i) $65,664,100 in cash, as adjusted pursuant to the provisions set forth herein, and (ii) shares of capital stock of Parent, consisting of 111,031 shares of Parent’s Class B Convertible Preferred Stock and 12,328 shares of Parent’s Class A Common Stock, in accordance with the terms and conditions set forth herein.

F.           The Parties intend that, for financial reporting purposes, the purchase of the Shares shall be deemed to have occurred as of January 1, 2006.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound, agrees as follows:

ARTICLE 1.

DEFINITIONS

“1940 Act” means the Investment Company Act of 1940, as amended.

“2005 Audit” means an audit of Parent’s consolidated financial statements for its fiscal year ending December 31, 2005 conducted by the Company’s independent auditors.

“2006 Audit” means an audit of Parent’s consolidated financial statements for its fiscal year ending December 31, 2006 conducted by the Company’s independent auditors.

“ABS” means collectively ABS Capital Partners IV, L.P., ABS Capital Partners IV-A, L.P., ABS Capital Partners IV Offshore, L.P. and ABS Capital Partners IV Special Offshore, L.P.

“Accounting Firm” means a firm of certified independent public accountants of national standing.

“Accounting Referee” is defined in Section 5.5(a)(iii).

“Action” means any action, suit, proceeding, investigation, claim or arbitration.

“Adjustment Deficit” is defined in Section 2.6(a).

“Adjusted Cash Consideration” is defined in Section 2.2.

“Adjusted Consideration” is defined in Section 2.2.

“Adjustment Documents” is defined in Section 2.5(a).

“Affiliate” or “Affiliated” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by contract or otherwise.

“Agreement” is defined in the preamble to this Agreement.

“Amendments to the Amended and Restated Change of Control Bonus Agreements” means the Amendments to the Amended and Restated Change of Control Bonus Agreements between the Company and the individuals listed on Schedule 6.1(q).

“Approvals” has the meaning set forth in Section 4.25(c).

“Assets” means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property.

“Base Cash Consideration” is defined in Section 2.2.

“Base Consideration” is defined in Section 2.2.

“BNY” means BNY Capital Markets, Inc.

“Business” is defined in the recitals to this Agreement.

“Business Day” means any day (other than Saturday or Sunday) on which banks in New York City, New York are open for business.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Expenses” is defined in Section 8.1.

“C Corporation States” means the jurisdictions listed on Section 4.8 of the Company Disclosure Schedules.

“Capital Expenditures” means amounts used to acquire or improve long-term assets such as property, plant or equipment and excludes rental payments under operating leases.

“Cash and Cash Equivalents” means the cash and cash equivalents of the Company and the Subsidiary (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Change of Control Bonus Payment” means the aggregate amount of cash paid to Tom Adams pursuant to the Amendment to the Amended and Restated Change of Control Bonus Agreement between Tom Adams and the Company.

“Change of Control Stock Awards” means the award of shares of the Company’s Common Stock pursuant to the Amendments to the Amended and Restated Change of Control Bonus Agreements.

“Claim” is defined in Section 7.3.

“Closing” is defined in Section 2.3(a).

“Closing Adjustments” is defined in Section 2.2.

“Closing Date” is defined in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Commitment” means (a) any option, warrant, convertible security, exchangeable security, subscription right, conversion right, exchange right or other contract that could require a Person to issue any of its Equity Interests or to sell any Equity Interests that it owns in another Person, (b) any other security convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person, (c) any statutory pre-emptive right or pre-emptive right granted under a Person’s Organizational Documents and (d) any stock appreciation right, phantom stock, profit participation or other similar right with respect to a Person.

“Common Stock” means the Company’s common stock.

“Company” is defined in the preamble to this Agreement.

“Company Disclosure Schedules” is defined in the introductory paragraph of ARTICLE 4.

“Company Expenses” is defined in Section 8.1.

“Company Knowledge Persons” means Eugene Stoltzfus, Robert Bland, Greg Keim, John Fairfield, Ruth Jost, Steve Hertzenberg, Mike Fulkerson, Tom Adams, Matthew Schenck, Kathryn Fairfield and Sherry Gohdes.

“Confidential Information” means any information (in whatever form, whether written, oral, electronic or otherwise) concerning the businesses and affairs of a Disclosing Party and all analyses, compilations, forecasts, studies or other documents which contain or reflect any such information; provided, however, that the term “Confidential Information” shall not include information which is or becomes publicly available (a) other than as a result of disclosure by a Receiving Party or its Representatives or (b) on a nonconfidential basis from a source (other than such Disclosing Party or its Representatives) which, to the Knowledge of such Receiving Party, is not prohibited from disclosing such information to such Receiving Party by any legal, contractual or fiduciary obligation to such Disclosing Party.

“Confirmation Date” is defined in Section 2.5(e).

“Contract” means any enforceable written contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, promise, obligation, right, instrument, document or other similar understanding.

“Copyrights” means all copyrights anywhere in the world, whether registered or unregistered, in both published works and unpublished works and pending applications to register the same.

“D&T” is defined in Section 2.5(a).

“Defined Benefit Plan” means a Plan that is or was a “defined benefit plan” as such term is defined in Section 3(35) of ERISA.

“Disclosing Party” means a Party that discloses Confidential Information to a Receiving Party or to any Representative of such Receiving Party.

“DOL” means the United States Department of Labor.

“Employee Agreement” means each management, employment, severance, consulting, non-compete, confidentiality, separation or similar contract between the Company or the Subsidiary and any employee, consultant, independent contractor or other individual providing services to the Company or the Subsidiary.

“Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, equity compensation or any other perquisite or benefit sponsored or maintained by the Company or the Subsidiary or with respect to which the Company or the Subsidiary may have any liability.

“Employee Bonus Amount” is defined in Section 5.9.

“Employee Pension Benefit Plan” is defined in Section 3(2) of ERISA.

“Encumbrance” means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, agreement, claim or equity of any kind, except for liens for taxes incurred and not yet payable.

“Engagement Letter” means the letter agreement between the Company and BNY dated February 26, 2004, as amended.

“Environmental Law” means any Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), including any regulations promulgated pursuant to such Laws, now in effect or in effect prior to the Closing relating to the generation, production, installation, use, storage, treatment, transportation, release, threatened release, or disposal of Hazardous Materials, or noise control, or the protection of human health, safety, natural resources, or the environment.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock of such corporation and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto and (c) any other direct or indirect equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” means U.S. Bank Trust National Association, a national banking association.

“Escrow Agreement” means, an Escrow Agreement by and among the Parties and the Escrow Agent, in substantially the form attached hereto as Exhibit A, to be entered into on or prior to the Closing.

“Escrow Fund” means the Escrow Sum together with all interest accrued thereon.

“Escrow Sum” is defined in Section 2.3(c).

“Escrow Termination Date” is defined in Section 5.4(a).

“ESOP” means an Employee Stock Ownership Plan within the meaning of Section 4975(e)(7) of the Code.

“Estimated December 31 Balance Sheet” is defined in Section 2.2.

“Estimated Net Working Capital” means an estimate of Net Working Capital as shown on the Estimated December 31 Balance Sheet.

“Final Adjusted Consideration” is defined in Section 2.5(c).

“Financial Forecast” means the financial forecast, dated September 16, 2005, previously furnished by the Company to the Buyer.

“Financial Statements” is defined in Section 4.5(a).

“Funded Indebtedness” means (i) all indebtedness of the Company for borrowed money under its Revolving Loan Agreement with SunTrust Bank, as amended; (ii) the total amount of all obligations of the Company under its capital leases, real property mortgage and promissory notes; and (iii) any interest accrued by the Company on the amounts referred to in (i) and (ii) hereof. All Funded Indebtedness is specifically set forth on Schedule I.

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body or other similar recognized organization or body of any federal, state, county, municipal, local or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Hazardous Material” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, explosive or radioactive; (ii) which are defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or are otherwise regulated under, any Environmental Laws; (iii) the presence of which on the Real Property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the Real Property or to adjacent properties; (iv) which contain without limitation polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof); or (v) which pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment, or an impediment to working conditions.

“Indemnified Person” is defined in Section 7.2.

“Indemnitors” is defined in Section 7.3.

“Independent Accounting Firm” is defined in Section 2.5(c).

“Individual Investors” means those Shareholders who have elected to receive shares of Parent as part or all of the consideration for Shares they are selling pursuant to this Agreement.

“Initial Cash Distribution” is defined in Section 2.3(d).

“Initial Distribution” is defined in Section 2.3(c)(ii).

“Intellectual Property” is defined in Section 4.13(a).

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means the Joinder Agreement, dated as of the date hereof, between the Company, Buyer and the Lender, in the form of Exhibit H hereto.

“Knowledge” means (a) with respect to each of the Shareholders, the actual knowledge, and the knowledge that could have been obtained through reasonable inquiry, of such Shareholder and (b) with respect to the Company and the Subsidiary, the actual knowledge, and the knowledge that could have been obtained through reasonable inquiry, of the Company Knowledge Persons.

“Law” means any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order or other similar authority enacted, adopted, promulgated or applied by any Governmental Body, each as amended and now in effect.

“Lender” means Madison Capital Funding LLC.

“Lien” means any mortgage, hypothecation, lien, pledge, assignment, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, agreement, preference, participation interest, priority or security agreement or preferential arrangement of any kind.

“Loss” means all of the following, incurred by any Indemnified Person, whether or not involving a third-party claim or any other claim: liability, obligation, loss, cost or damage, claim, cost, deficiency, or expense (including losses related to business interruptions, costs of investigation and defense, penalties and reasonable legal fees and costs).

“Marks” means all fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks and applications, anywhere in the world.

“Mass-Market Shrink Wrap Software” means any shrink-wrap, click-wrap or similar substantially non-negotiated license to use mass-market software or to use a mass-market electronic interactive service, including but not limited to the licenses, user agreements or similar agreements consumers enter to become authorized to use the Company’s products.

“Material Adverse Effect” means, with respect to the Company, any change, circumstance, event or effect that would be materially adverse to the business, operations,

prospects, assets (including intangible assets), liabilities (including contingent liabilities) or the condition (financial or otherwise) of the Company and the Subsidiary, taken as a whole; provided that any change relating to the United States economy or securities markets in general shall not be deemed to constitute of be taken into account in determining whether there has been or will be a Material Adverse Effect.

“Material Contract” is defined in Section 4.15(a).

“Most Recent Balance Sheet” is defined in Section 4.5(a).

“Multiemployer Plan” means a “multiemployer plan” as such term is defined in Section 3(37) of ERISA.

“Net Working Capital” is defined in Section 2.5(b)(e).

“Norwest” means Norwest Equity Partners VIII, LP.

“Notifier” is defined in Section 7.4.

“Objection Notice” is defined in Section 2.5(b).

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before, or under the supervision of any Governmental Body, arbitrator or mediator.

“Ordinary Course of Business” means, with respect to the Company, the ordinary course of the Company’s business consistent with the Financial Forecast, in substantially the same manner as presently conducted and consistent with past practice.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, certificate of formation, bylaws, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Other Arrangement” means a benefit program or practice, other than a benefit program or practice of Fairfield & Sons Limited, providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement, or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan.

“Parent” is defined in the preamble to this Agreement.

“Party” and “Parties” are defined in the preamble to this Agreement.

“Patents” means all patents and patent applications anywhere in the world.

“Permit” means any permit, license, consent, certificate, authorization or approval required by any Law or Governmental Body.

“Permitted Encumbrances” means (i) liens with respect to Taxes and other governmental obligations not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations; (iii) encumbrances arising out of leasehold interests; (iv) mechanics’, materialmens’, repairmens’, warehousemens’, carriers’ or contractors’ liens or encumbrances or any similar lien or encumbrance created by statute for amounts not yet due and payable (v) easements, rights-of-way, restrictions and other similar charges and (vi) encumbrances not interfering with the Ordinary Course of Business of the Company.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization or Governmental Body.

“Plan” means any plan, program or arrangement, whether or not written, that is or was an “employee benefit plan” as such term is defined in Section 3(3) of ERISA (other than a plan described in Section 4(b)(4) of ERISA) and (a) which was or is established or maintained by the Company; (b) to which the Company contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any individual who performs or who has performed services for the Company and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

“Post-Closing Balance Sheet” is defined in Section 2.5(a).

“Pre-Change of Control Bonus Equity Percentage” means, with respect to each Seller, the percentage of the issued and outstanding shares of Common Stock of the Company owned by such Seller immediately prior to the Closing as reflected on Schedule 2.7 hereto.

“Pre-Closing Tax Period” means any Taxable Period or portion thereof ending on or before the Closing Date.

“Promissory Note” is defined in Section 2.3(c)(ii).

“Purchase Price” is defined in Section 2.2.

“Qualified Plan” is defined in Section 4.19(g).

“Real Property” means the real property owned or leased by the Company as of the date hereof, and any additional real property owned or leased since that date, and, for purposes of Section 4.20, any real property formerly owned or operated by the Company or any predecessor in interest thereto.

“Receiving Party” means a Party or any Representative of such Party that receives Confidential Information from a Disclosing Party.

“Registration Rights Agreement” means the Registration Rights Agreement among Parent, ABS, Norwest, the Lender, Tom Adams and the Individual Investors, in the form attached hereto as Exhibit C, to be entered into on the Closing Date.

“Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage or disposal system.

“Representatives” means, with respect to a Person, such Person’s Affiliates, officers, directors, managers, employees, agents, consultants, financial advisers, attorneys, accountants or other representatives.

“Representing Entity” is defined in Section 3.3.

“Representing Party” is defined in the introductory paragraph of ARTICLE 4.

“Restricted Period” is defined in Section 5.2(a).

“Scheduled Company Intellectual Property” is defined in Section 4.13(b).

“Schedules” means the Schedules to this Agreement.

“Section 338(h)(10) Election” is defined in Section 5.5(a)(i).

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Seller” and “Sellers” and defined in the preamble to this Agreement.

“Seller Parties” is defined in the preamble to this Agreement.

“Shareholders” is defined in the preamble to this Agreement.

“Shareholders’ Agreement” means the Shareholders’ Agreement among Parent, ABS, Norwest, the Lender, Tom Adams and the Individual Investors, in the form attached hereto as Exhibit B, to be entered into on the Closing Date.

“Shareholders’ Representative” is defined in the preamble to this Agreement.

“Shares” is defined in the recitals to this Agreement.

“Software” means programs used to operate computers and related devices, together with the documentation associated with a computer program, such as manuals, diagrams and operating instructions.

“Stock Consideration” is defined in Section 2.2.

“Stock Options” means options issued pursuant to one or more stock option plans of the Company to purchase shares of Common Stock.

“Straddle Period” means a Taxable Period commencing before and ending after the Closing Date.

“Subsidiary” means Fairfield & Sons Limited, a private limited company incorporated in the United Kingdom.

“SunTrust Bank” means SunTrust Bank, a Georgia banking corporation.

“Survival Period” is defined in Section 7.1.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, social security, unemployment, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or estimated tax, including any interest, penalty, or addition thereto.

“Tax Proceeding” means any action, audit, hearing, investigation, litigation, suit (whether civil, criminal, administrative, investigate, or informal) relating to Taxes or Tax Returns initiated or continued by a Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

“Taxable Period” means any taxable year or other period with respect to which any Tax may be imposed under any applicable statute, rule or regulation.

“Taxing Authority” means any governmental agency, board, bureau, body, department, or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction having jurisdiction with respect to any Tax.

“Third Party Intellectual Property Rights” is defined in Section 4.13(b).

“Threshold” is defined in Section 7.5(c).

“Trade Secrets” means all know-how, trade secrets, Confidential Information, customer lists, Software (source code and object code), technical information, data, process technology, plans, drawings and blue prints, anywhere in the world.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Shareholders’ Agreement and the Registration Rights Agreement.

“Welfare Plan” means an “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA.

ARTICLE 2.

PURCHASE AND SALE OF SHARES

2.1                               Purchase and Sale of the Shares.

On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell to the Buyer, the Shares for the consideration specified in Section 2.2.

2.2                               Purchase Price.

The purchase price for the Shares (the “Purchase Price”) consists of a combination of (1) an amount equal to $65,664,100 in cash (the “Base Cash Consideration”), subject to any adjustment required to be made after Closing pursuant to ARTICLE 2 (as adjusted, the “Adjusted Cash Consideration”) and (2) capital stock of Parent (the “Stock Consideration”), consisting of 111,031 shares of Class B Convertible Preferred Stock and 12,328 shares of Class A Common Stock (the “Stock Consideration,” together with the Base Cash Consideration, the “Base Consideration”, and together with the Adjusted Cash Consideration, the “Adjusted Consideration”). The Parties hereto agree that the aggregate fair market value of the Stock Consideration as of the date hereof is, and for all other purposes under this ARTICLE 2 shall be deemed to be, $12,335,900. The Parties further agree that the Base Consideration is calculated based on a balance sheet and related schedules (the “Estimated December 31 Balance Sheet”) attached hereto as Schedule 2.2, which includes (A) a consolidated balance sheet of the Company as of December 31, 2005, (B) a statement of the calculation of Estimated Net Working Capital, (C) a schedule of certain items (the “Closing Adjustments”) and (D) a statement showing the amount of Funded Indebtedness of the Company immediately prior to Closing.

2.3                               The Closing.

(a) The closing of the purchase and sale of the Shares (the “Closing”) will take place at the offices of Hogan & Hartson L.L.P., 11l South Calvert Street, Baltimore, Maryland, at 4:00 p.m., Baltimore, Maryland time, on January 4, 2006 assuming the prior satisfaction (except to the extent waived by the Party entitled to do so) of all conditions (other than conditions with respect to actions that the respective Parties will take at the Closing) set forth in ARTICLE 6, or on such other date, and at such other time or place, as the Parties may mutually agree. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

(b) Deliveries at Closing. At the Closing, (i) the Shareholders will deliver to the Buyer the stock certificates representing the Shares, together with stock powers executed in blank, and the various certificates, instruments, and documents referred to in Section 6.1 below, and (ii) the Buyer will deliver to the Shareholders or the Escrow Agent (as appropriate) the Purchase Price in accordance with Section 2.3(c) and Section 2.7, and the various certificates, instruments, and documents referred to in Section 6.2 below.

(c) Payments at Closing. Subject to the terms and conditions of this Agreement, at the Closing the Buyer will make the following payments:

(i)                        An amount of cash equal to 10% of the Base Consideration (the “Escrow Sum”) shall be delivered to the Escrow Agent at Closing to be held in escrow pursuant to the Escrow Agreement as security for the payment of all amounts, if any, owing by the Sellers to the Buyer for any post-Closing purchase price adjustment pursuant to Section 2.6, expenses of the Shareholders’ Representative pursuant to Section 7.7(k), or for indemnification claims pursuant to Section 5.5(c) and ARTICLE 7.

(ii)                     (A) The Stock Consideration and (B) the Initial Cash Distribution, (together, the “Initial Distribution”) in each case shall be paid, in accordance with Section 2.7, by delivery of a promissory note, in the form attached as Exhibit D hereto (the “Promissory Note”), payable on the Business Day immediately after the Closing Date, to the Shareholders.

(iii)                  Ninety percent (90%) of the Change of Control Bonus Payment payable in cash, if not previously paid, net of all applicable Taxes and withholding amounts, shall be paid to the Company for payment to Tom Adams.

(iv)                 An amount of cash equal to the sum of all applicable employment Taxes and withholding amounts, including both employee and employer Taxes and withholding amounts, reserved for in respect of any Employee Bonus Amount, if not previously paid, shall be paid to the Company for payment over to appropriate tax authorities as prescribed by law and regulation.

(v)                    An amount of cash equal to the sum of all applicable employee employment Taxes and withholding amounts reserved for (1) in Section 2.3(c)(iii) above and (2) in respect of any Change of Control Stock Awards, if not previously paid, shall be paid to the Company for payment over to appropriate tax authorities as prescribed by law and regulation.

(d) Definition. For purposes of this Section 2.3, “Initial Cash Distribution” means an amount equal to the Base Cash Consideration less (A) the Employee Bonus Amount plus any employer Taxes and withholding with respect to such amount, (B) ninety percent (90%) of the Change of Control Bonus Payment payable in cash if actually paid to Tom Adams pursuant to Section 2.3(c)(iii) (including amounts reserved for employee Taxes and withholding), (C) amounts necessary to pay employee Taxes and withholding in respect of Change of Control Stock Awards, if not previously paid, and (D) the Escrow Sum. The amount of the Initial Cash Distribution is set forth on Schedule 2.7.

2.4                               Reserved.

2.5                               Post-Closing Audit.

(a) Within one hundred fifty (150) days following the Closing Date, Buyer will cause Deloitte and Touche LLP (“D&T”), the Company’s certified public accountants, to prepare and deliver to the Buyer, Parent and the Shareholders’ Representative (A) an audited consolidated balance sheet of the Company as of December 31, 2005, which shall be prepared in accordance with GAAP consistently applied (the “Post-Closing Balance Sheet”), (B) a statement of the calculation of Net Working Capital based on the Post-Closing Balance Sheet together with a statement verifying the Closing Adjustments (based upon agreed-upon procedures carried out by D&T), (C) a statement showing the amount of Funded Indebtetdness of the Company immediately prior to the Closing, and (D) a statement of the calculation of the Adjusted Cash Consideration and the Adjusted Consideration, applying any reductions thereto contemplated by Section 2.6, based on the Post-Closing Balance Sheet and related statements (with the Post-Closing Balance Sheet and all such statements, collectively, the “Adjustment Documents”). The Shareholders’ Representative and the Buyer shall cooperate in good faith with each other and with D&T in connection with the preparation and audit of the Adjustment Documents, and the Company shall provide D&T with reasonable on-site access to the personnel, properties, books, records, schedules, analyses, working papers and other information relating to the Business. The cost of preparing the Adjustment Documents shall be paid by the Company.

(b) The Adjustment Documents shall be final and binding on the Parties unless, within thirty (30) days after the Shareholders’ Representative’s receipt thereof, the Shareholders’ Representative provides the Buyer with a written notice of objection with respect to the Adjustment Documents (an “Objection Notice”). The Objection Notice shall (A) be prepared by the Shareholders’ Representative in good faith and (B) specify in reasonable detail the nature of any objection so asserted and the Shareholders’ Representative’s calculation of the Adjusted Cash Consideration and the Adjusted Consideration. Any item in the Adjustment Documents that is not objected to in an Objection Notice will be final and binding on the Parties.

(c) During the twenty (20) Business Day period following the date on which an Objection Notice is given, the Shareholders’ Representative and the Buyer shall meet in an effort to resolve any objections contained therein. During the period from and after the date of delivery of the Adjustment Documents through the Confirmation Date, the Shareholders’ Representative, the Buyer and D&T shall have reasonable on-site access to the personnel, properties, books, records, schedules, analyses, working papers and other information relating to the Business and shall be permitted to review and make copies reasonably required of (i) the working papers of the Company and the non-proprietary working papers of the Company’s independent auditors (if any) and (ii) any supporting schedules, analyses or other documentation relating to the preparation of the Adjustment Documents. If the Shareholders’ Representative and the Buyer are unable to resolve any dispute set forth in an Objection Notice within such twenty (20) Business Day period, then such items specified in the Objection Notice remaining unresolved at the conclusion of such period shall be submitted for final determination to an Accounting Firm mutually agreed upon by the Shareholders’ Representative and the Buyer, provided, however, that if the Shareholders’ Representative and the Buyer cannot agree on such an Accounting Firm, then each shall select an Accounting Firm and such Accounting Firms shall select a third Accounting Firm (the Accounting Firm mutually agreed upon by the Shareholders’ Representative and the Buyer or such other Accounting Firm being the “Independent Accounting Firm”). The Independent Accounting Firm shall make a final determination in writing as to all such items within sixty (60) days after its appointment, and such determination shall be final and binding on the Parties. The Independent Accounting Firm shall act as an expert and not as an arbitrator to determine, based on the provisions of this Agreement, the items submitted to the Independent Accounting Firm.

(d) The Independent Accounting Firm’s fees and expenses shall be borne by the Shareholders’ Representative and the Buyer in inverse proportion as the Shareholders’ Representative and the Buyer prevail on the matters resolved by the Independent Accounting Firm. The allocation of such fees and expenses shall be determined by the Independent Accounting Firm at the time of the Independent Accounting Firm’s resolution of the matters set forth in the Objection Notice.

(e) “Net Working Capital” shall mean the difference between the Company’s total current assets and its total current liabilities, each as defined by and determined in accordance with GAAP, as in existence as of December 31, 2005 and as shown in the Post-Closing Balance Sheet as conclusively determined in accordance with this Section 2.5. The “Final Adjusted Consideration” shall be the Base Consideration as adjusted to reflect the Adjustment Deficit, if applicable, in accordance with Section 2.6. The “Confirmation Date” shall be the date upon which the Post-Closing Balance Sheet and calculation of the Final Adjusted Consideration are deemed to be accepted by the Shareholders’ Representative and the Buyer pursuant to this Section 2.5.

2.6                               Post-Closing Adjustment of Purchase Price; Taxation of Payments.

(a) In the event that (i) Net Working Capital adjusted for the verified Closing Adjustments shown on the Adjustment Documents is less than Estimated Net Working Capital (adjusted for the Closing Adjustments that are part of the Estimated December 31 Balance Sheet) by greater than $750,000, and/or (ii) the amount of Funded Indebtedness of the Company shown on the Adjustment Documents is greater than the amount of Funded Indebtedness immediately prior to the Closing, the Base Cash Consideration shall be reduced on a dollar-for-dollar basis by the amount of all such differences, and the amount of the reduction (the “Adjustment Deficit”) shall be paid to the Buyer within five (5) Business Days after the Confirmation Date from the Escrow Fund (to the extent available). Following that payment, the Shareholders’ Representative shall, within three (3) Business Days after the Confirmation Date, give written notice to the Sellers of the amount of that payment from the Escrow Fund as well as the amount of any payment required should the Adjustment Deficit exceed the amount of the Escrow Sum. Within twenty (20) days after his, her or its receipt of such written notice from the Shareholders’ Representative, (i) each Shareholder, severally but not jointly, shall be obligated to pay to the Buyer the amount by which the Adjustment Deficit exceeded the Escrow Sum based on the Pre-Change of Control Bonus Equity Percentage of such Shareholder, and (ii) each Seller, severally but not jointly, shall be obligated to pay to the Escrow Agent ninety percent (90%) of the amount of the payment from the Escrow Sum required hereunder less ten percent (10%) of any amount paid to the Buyer pursuant to the preceding subsection (i), based on the percentage of the total Escrow Fund to be distributed to such Seller upon a distribution pursuant to Schedule 2.7.

(b) Unless otherwise required by applicable Law, for purposes of all Taxes and Tax Returns the Parties shall treat all payments made pursuant to this Section 2.6 as an adjustment to the Base Consideration.

2.7                               Allocation of Payments.

Any payments made by Buyer to the Shareholders under this Agreement shall be made, unless otherwise specified by this Agreement, in accordance with the allocation of cash and stock consideration set forth on Schedule 2.7.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF
THE SHAREHOLDERS, THE BUYER AND PARENT

3.1                               Representations and Warranties of the Shareholders.

Subject to the exceptions disclosed on Schedule 3.1 (which exceptions contain references to the appropriate paragraphs of this Section 3.1), each of the Shareholders, severally but not jointly, represents and warrants, as to such Shareholder only, to the Buyer and Parent as follows:

(a) Ownership of Shares.   The Shareholder holds of record and owns beneficially the number of Shares set forth opposite his, her or its name on Exhibit E, free and clear of any Liens. There are no proxies or voting agreements to which the Shareholder is a party with respect to any shares of the capital stock of the Company.

(b) Power and Authority; Execution.   The Shareholder has the power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to perform and consummate the transactions contemplated hereby and thereby. The Shareholder has taken all actions necessary to authorize the execution and delivery of this Agreement and each of the other Transaction Documents to which it is party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which the Shareholder is a party have been or will be duly executed and delivered by the Shareholder.

(c) Enforceability.   This Agreement and each of the other Transaction Documents to which the Shareholder is a party constitutes, or will constitute upon execution thereof, the legal, valid and binding obligation of the Shareholder, enforceable against the

Shareholder in accordance with their respective terms, except as the enforceability thereof may be limited by general principles of equity applicable to bankruptcy, insolvency, reorganization or similar laws generally.

(d) No Violation.   Neither the execution and delivery of this Agreement or the other Transaction Documents to which the Shareholder is a party, nor the Shareholder’s consummation of the transactions contemplated hereby or thereby, will (i) result in a violation of any Law or Order applicable to the Shareholder or (ii) result in the creation or imposition of any Lien of any nature whatsoever upon the Shares or upon any of the Assets of the Company or the Subsidiary, under any provision of any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other agreement or instrument to which the Shareholder is a party or is bound or by or to which such Shareholder’s assets are bound or subject.

(e) Consents and Approvals.   No filing by the Shareholder or registration by the Shareholder with, and no consent or approval of any Governmental Body or other party in respect of the Shareholder is necessary for the execution and delivery of this Agreement and the consummation by the Shareholder of the transactions contemplated by this Agreement and each of the other Transaction Documents to which the Shareholder is a party, other than any filings, registrations, consents or approvals which have previously been obtained or made (and each of which is in full force and effect).

(f) Brokers’ Fees.   No agent, broker, investment banker, finder, financial advisor or other Person, other than BNY (whose fees are described on Schedule 3.1(f)) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Shareholder in connection with the transactions contemplated by this Agreement.

(g) Litigation.   As of the date hereof, there is no Action before any Governmental Body pending or, to the Shareholder’s Knowledge, threatened, that questions the validity of this Agreement or the other Transaction Documents to which the Shareholder is a party, or the Shareholder’s right to enter into this Agreement or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby.

(h) U.S. Citizen or Resident.   The Shareholder is not and has not been a nonresident alien within the meaning of Sections 1361(b)(1)(C) and 7701(b) of the Code at any time that the Shareholder has owned Shares of the Company.

(i) No Interest in Parent.   Apart from the Stock Consideration, if any, the Shareholder is to receive pursuant to the provisions of ARTICLE 2 of this Agreement, the Shareholder owns no interest directly or indirectly in Parent.

(j) Status of Shares.   The Shares to be purchased by the Buyer on the Closing from the Shareholder in accordance with this Agreement will be free and clear of all Liens when purchased, except for restrictions on transfer under applicable federal and state securities laws.

(k) Transfer of Shares.   Upon issuance of the Promissory Note by Buyer, all of the Shares of the Company held by the Shareholder shall be automatically and irrevocably transferred to Buyer by the Shareholder.

3.2                               Additional Representations and Warranties of the Individual Investors.

Subject to the exceptions disclosed on Schedule 3.2 (which exceptions contain references to the appropriate paragraphs of this Section 3.2), each of the Individual Investors, severally but not jointly, represents and warrants, as to such Individual Investor only, to the Buyer and Parent that such Individual Investor:

(a) has such knowledge and experience in financial and business matters that it, alone or together with any purchaser’s representative it has designated, is capable of evaluating the merits and risks of its investment in the Stock Consideration contemplated hereby, and is able to bear indefinitely the economic risk of such investment;

(b) has had the opportunity to meet with certain of Parent’s and the Company’s officers and representatives to discuss Parent’s and the Company’s business, assets, liabilities and financial condition;

(c) is acquiring the Stock Consideration for its own account for investment purposes only, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act;

(d) understands that the Stock Consideration has not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or pursuant to an exemption therefrom; and

(e) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act or, if not, has appointed SunTrust Bank as such Individual Investor’s purchaser’s representative for purposes of Regulation D under the Securities Act.

3.3                               Representations and Warranties of the Buyer and Parent.

Except as disclosed on Schedule 3.3 (which exceptions contain references to the appropriate paragraphs of this Section 3.3), Buyer and Parent (each a “Representing Entity”), jointly and severally, represent and warrant to the Sellers as follows:

(a) Organization.   The Representing Entity is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Representing Entity has made available to the Company complete and correct copies of its certificate of incorporation and bylaws, with all amendments thereto, as in effect on the date of this Agreement and the Closing Date.

(b) Power and Authority; Execution.   The Representing Entity has the power and authority to execute and deliver this Agreement and each of the other Transaction

Documents to which it is a party and to perform and consummate the transactions contemplated hereby and thereby. The Representing Entity has taken all actions necessary to authorize the execution and delivery of this Agreement and each of the other Transaction Documents to which it is party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which the Representing Entity is a party have been or will be duly executed and delivered by the Representing Entity.

(c) Enforceability.   This Agreement and each of the other Transaction Documents to which the Representing Entity is a party constitutes, or will constitute upon execution thereof, the legal, valid and binding obligation of the Representing Entity, enforceable against it in accordance with their respective terms, except the enforceability thereof may be limited by general principles of equity and applicable bankruptcy, insolvency, reorganization or similar laws generally.

(d) Consents and Approvals.   No filing or registration with, and no consent or approval of any Governmental Body or third party is necessary for the execution and delivery of this Agreement by the Representing Entity and the other Transaction Documents to which it is a party and the consummation by the Representing Entity of the transactions contemplated by this Agreement and each of the other Transaction Documents to which the Representing Entity is a party, other than any filings, registrations, consents or approvals which previously have been obtained or made (and each of which is in full force and effect).

(e) No Violation.   Neither the execution and delivery of this Agreement or the other Transaction Documents to which the Representing Entity is a party, nor the Representing Entity’s consummation of the transactions contemplated hereby or thereby, will (i) result in a violation of the Representing Entity’s Organizational Documents, (ii) result in a violation of any Law or Order applicable to the Representing Entity or (iii) result in the creation or imposition of any Lien of any nature whatsoever upon the assets or properties of the Representing Party, under any provision of any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other agreement or instrument to which the Representing Party is a party or is bound or by or to which such Representing Entity’s assets are bound or subject.

(f) Capitalization.   Immediately prior to the Closing, the authorized and issued and outstanding capital stock (including outstanding Commitments) of the Parent, including the number of shares, options, warrants or similar rights held by each holder thereof, shall be as set forth in Schedule 3.3(f). The Parent owns, free and clear of any Liens whatsoever, 100% of the issued and outstanding shares of capital stock of the Buyer. All issued and outstanding shares of capital stock of each Representing Entity has been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 3.3(f), no shares of capital stock of either Representing Entity have been reserved for any purpose. Except as set forth on Schedule 3.3(f), there are no outstanding securities convertible into or exchangeable for the capital stock of either Representing Entity, or warrants to purchase or to subscribe for any shares of such stock or other securities of either Representing Entity. There are no outstanding agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase, transfer or registration for sale under the Securities Act of any securities of the Company, except as contemplated hereunder or described on Schedule 3.3(f). The rights, privileges and preferences of each Representing Entity’s capital stock as of the Closing shall be as stated in the certificate of incorporation and bylaws of each Representing Entity.

(g) Brokers’ Fees.   No agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Representing Entity in connection with the transactions contemplated by this Agreement.

(h) Litigation.   As of the date hereof, there is no Action before any Governmental Body pending or, to the Representing Entity’s Knowledge, threatened, to which the Representing Entity is a party, that questions the validity of this Agreement or the other Transaction Documents to which the Representing Entity is a party, or the Representing Entity’s right to enter into this Agreement or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby.

(i) Investment Purposes.   The Buyer:

(i)                            has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares contemplated hereby, and is able to bear indefinitely the economic risk of such investment;

(ii)                         has had the opportunity to meet with certain of the Company’s officers and representatives to discuss the Company’s business, assets, liabilities and financial condition;

(iii)                      is acquiring the Shares for its own account for investment purposes only, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act; and

(iv)                     understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or pursuant to an exemption therefrom.

(j) Special Purpose Vehicle.   Except for the execution and delivery of this Agreement and the other Transaction Documents, neither the Parent nor the Buyer has conducted any business since its formation. Neither Representing Party has ever had any employees, consultants or independent contractors. Neither the Parent nor the Buyer is a member of or participant in any partnership, joint venture, limited liability company or similar entity. Other than the Buyer, the Parent has no Subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other Person. The Buyer has no Subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other Person.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Company and, solely with respect to Sections 4.3 and 4.8, each of the Sellers (each a “Representing Party”), severally but not jointly, represent and warrant to the Buyer and Parent, subject to such exceptions as are specifically disclosed in the Schedules to this Agreement referencing the appropriate section and paragraph numbers of this ARTICLE 4 (collectively, the “Company Disclosure Schedules”), which disclosures shall provide an exception or otherwise qualify or respond to the representations or warranties of the Representing Party specifically referred to in such disclosure, as follows:

4.1          Organization; Good Standing.

The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia and the Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the United Kingdom. The Company and the Subsidiary have all requisite corporate power and authority to own, operate and lease their Assets; to carry on their business as currently conducted; to execute and deliver this Agreement and the other Transaction Documents to which it is a party; and in each case, to carry out the transactions contemplated hereby. The Company has made available to Buyer complete and correct copies of the articles of incorporation and bylaws of the Company and organizational documents of the Subsidiary, with all amendments thereto, as in effect on the date of this Agreement. The Company and the Subsidiary are duly qualified to conduct business as a foreign corporation and are in good standing in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. Except as set forth in the Company Disclosure Schedule, the Company and the Subsidiary are not qualified to conduct business in any other jurisdiction, and neither the nature of the business conducted by the Company and the Subsidiary nor the character of the Assets owned, leased or otherwise held by them makes any such qualification necessary.

4.2          Subsidiaries.

Except for the Subsidiary, the Company has no subsidiaries and no equity investment or other interest in, nor has the Company made advances or loans to, any corporation, association, partnership, joint venture or other entity.

4.3          Capitalization.

The Company Disclosure Schedules set forth the authorized and issued and outstanding capital stock (including outstanding Commitments) of the Company before giving effect to the transactions contemplated hereby, including the name of each holder thereof and the number of shares and Commitments held by each such holder. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on the Company Disclosure Schedules, no shares of capital stock of the Company have been reserved for any purpose. Except as set forth on the

Company Disclosure Schedules, there are no outstanding securities convertible into or exchangeable for the capital stock of the Company, or warrants to purchase or to subscribe for any shares of such stock or other securities of the Company. There are no outstanding agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase, transfer or registration for sale under the Securities Act of any securities of the Company, except as contemplated hereunder or described on the Company Disclosure Schedules. The rights, privileges and preferences of the Company’s capital stock immediately prior to the Closing shall be as stated in the articles of incorporation and bylaws of the Company. Except as set forth on the Company Disclosure Schedules, all of the outstanding shares of capital stock of the Subsidiary are duly authorized, validly issued, fully paid and non-assessable and are owned by the Company free and clear of any Commitments. No shares of capital stock of the Subsidiary have been reserved for any purpose. There are no outstanding securities convertible into or exchangeable for the capital stock of the Subsidiary, or warrants to purchase or to subscribe for any shares of such stock or other securities of the Subsidiary.

4.4          Directors, Officers and Employees.

As of December 15, 2005, the Company, together with the Subsidiary, employed 249 full-time employees and 143 part-time employees and engaged 263 consultants or independent contractors. The Company Disclosure Schedules list all current directors and officers of the Company and all current employees and consultants of the Company who, individually, received in fiscal year 2004 or are scheduled to receive for the fiscal year 2005 aggregate annual compensation in excess of $100,000, showing each such Person’s name, position, annual remuneration, bonuses and fringe benefits for the current fiscal year. Except as otherwise provided on the Company Disclosure Schedules, during the past five (5) years, no current director or executive officer of the Company has: (i) been arrested or convicted for any crime material to an evaluation of such individual’s ability or integrity, including, without limitation, any violation of any federal or state securities Law or other Law which currently or has previously regulated the types of business in which the Company is currently or has previously been engaged; (ii) filed a petition under federal bankruptcy or any state insolvency Laws; or (iii) been a director or officer of a business entity which has filed a petition under federal bankruptcy or any state insolvency Laws, or had a receiver or similar officer appointed by a court to administer the business or property of such entity. All current and former employees (other than employees who work at the kiosks operated by the Company) have executed a copy of the Company’s Non-Competition and Property Rights Agreement.

4.5          Financial Statements; Projections.

(a) The Company has prepared and furnished to Buyer (i) the audited balance sheets of the Company as of December 31, 2004 and the related audited statements of income, stockholders’ equity and changes in financial position for the fiscal year then ended (ii) the unaudited balance sheet of the Company as of November 30, 2005 (the “Most Recent Balance Sheet”) and the related unaudited statement of income, stockholders’ equity and changes in financial condition for the eleven months ended November 30, 2005, including any notes thereto (collectively, the “Financial Statements”). The Financial Statements, including, without limitation, the notes thereto (if any), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and present fairly in all material respects the financial condition and operating results of the Company as of the dates indicated or for the periods indicated therein, except that the Most Recent Balance Sheet may not contain footnotes and is subject to normal year-end adjustments. All of the Financial Statements, including, without limitation, the notes thereto, referred to in this Section are in accordance with the books and records of the Company. The Company maintains and through the Closing Date will continue to maintain a system of accounting established and administered in accordance with GAAP and a system of internal controls sufficient to provide reasonable assurance of the accuracy of financial information for the purpose of preparation of financial statements in accordance with GAAP. The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

(b) The Financial Forecast of the Company previously furnished to Buyer was prepared by the Company in good faith on the basis of the assumptions stated therein and, except as set forth on the schedule previously furnished to Buyer by the Company, to the Knowledge of the Company, there is no fact or information that would make the assumptions or the financial forecast contained therein misleading or inaccurate in any material respect. The Financial Forecast contains estimates only and the Company shall have no liability or responsibility whatsoever due to the Company’s failure to perform, and shall not be deemed to have guaranteed performance, in accordance with the Financial Forecast.

4.6          No Liabilities.

There exist no liabilities (whether contingent or absolute, matured or unmaturcd, known or unknown) of the Company or of the Subsidiary, except for such liabilities (i) reflected in the Financial Statements furnished to the Buyer and Parent or as described on the Company Disclosure Schedules, or (ii) incurred in the Ordinary Course of Business since November 30, 2005 and in amounts that are not individually, or in the aggregate, material to the Company.

4.7          Accounts Receivable.

All accounts and notes receivable of the Company and its Subsidiary will be collectible at the aggregate recorded amounts thereof set forth in the Most Recent Balance Sheet, net of any applicable reserves for contractual disallowances or doubtful accounts reflected thereon, which reserves were calculated in a manner consistent with past practice and in accordance with the accounting principles used to prepare the Financial Statements furnished to the Buyer and Parent. None of the accounts or the notes receivable of the Company and its Subsidiary are subject to any setoffs or counterclaims.

4.8          Taxes.

(a) The Company has timely Filed (or obtained timely extensions with respect to) all U.S. federal and other material Tax Returns required to be filed by it on or before the Closing. The Subsidiary has timely filed (or obtained timely extensions with respect to) all material Tax Returns required to be filed by it on or before the Closing. No penalties or other charges are or will become due with respect to any Tax Returns of the Company or the Subsidiary as the result of the late filing thereof. All such Tax Returns are true and complete in all material respects. Each of the Company and the Subsidiary: (i) has paid all Taxes due or claimed to be due by any taxing authority for all Tax Periods ending on or before the Closing (whether or not such Taxes are the subject of a Tax Return and whether or not such Taxes are due from the Company or the Subsidiary in its own right or as a transferee of the Assets of, or successor to, any Person); or (ii) has established in the Financial Statements adequate reserves (in conformity with GAAP consistently applied) for the payment of such Taxes. The amounts set up as reserves for Taxes on the Financial Statements are sufficient for the payment of all unpaid Taxes as of the dates thereof, whether or not such Taxes are disputed or are yet due and payable, regardless of whether the Company or the Subsidiary may be liable for such Taxes in its own right or as a transferee of the Assets of, or successor to, any Person. Each of the Company and the Subsidiary has timely withheld and paid over to the appropriate Taxing Authority all Taxes which it is or was required to withhold from amounts paid or owing to any employee, shareholder, creditor or other person.

(b) There is no action, suit, proceeding, audit, investigation or claim pending or, to the Knowledge of the Representing Party, threatened in respect of any Taxes for which the Company or the Subsidiary is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or threatened. There is no agreement, waiver or consent providing for an extension of time with respect to the assessment or collection of any Taxes against the Company or the Subsidiary, and no power of attorney granted by the Company or the Subsidiary with respect to any tax matters is currently in force. No claim has ever been made by a Taxing Authority in any jurisdiction in which the Company or the Subsidiary does not file Tax Returns that the Company or the Subsidiary is or may be subject to taxation by that jurisdiction.

(c) The Company and the Subsidiary have furnished or otherwise made available to the Buyer true and complete copies of all Tax Returns and all written communications with government authorities relating to any such Tax Returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such items relate to tax years (i) which are subject to an audit, investigation, examination or other proceeding, or (ii) with respect to which the statute of limitations has not expired.

(d) Neither the Company nor the Subsidiary is or has been a party to any agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes.

(e) At all times from and after January 1, 1993, the Company has been a small business corporation within the meaning of Section 1361 of the Code, as amended from time to time, and has maintained an effective and valid election to be treated as an S corporation for U.S. federal income tax purposes and, except as set forth in the Company Disclosure Schedules, for purposes of the income tax Laws of all other jurisdictions within the United States in which the Company is subject to income taxes.

(f) None of the Seller Parties is a foreign person within the meaning of Section 1445 of the Code. The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(g) The Company has no net unrealized built-in gain within the meaning of Section 1374 of the Code, and the transactions contemplated by this Agreement will not result in the imposition of Tax on the Company pursuant to Section 1374.

(h) The Company has not engaged in any transaction that is a “reportable transaction” pursuant to Treasury Regulation Section 1.6011-4(b).

(i) Any and all transactions and dealings between or among any of the Company, its Shareholders, the Subsidiary and any persons related to or affiliated with the Company or the Subsidiary have occurred on arm’s-length terms, and the Company and the Subsidiary have complied in all material respects with any and all tax-related requirements that the arm’s-length nature of the terms of such transactions be documented.

(j) The Subsidiary is and has at all times been classified as a foreign corporation for United States federal Tax purposes.

4.9          Conduct of Business; Absence of Material Adverse Change.

Other than as set forth on the Company Disclosure Schedules, since December 31, 2004, there has not occurred a change in the business, operations, financial condition, Assets or liabilities of the Company and its Subsidiary, taken as a whole, which change has had or is reasonably likely to have a Material Adverse Effect. Except as set forth on the Company Disclosure Schedules, since December 31, 2004, the Company and its Subsidiary has conducted its business only in the Ordinary Course of Business and the Company and Subsidiaries has not:

(a) incurred any loss of or affecting any Assets of the Company as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces;

(b) issued any capital stock, bonds or other corporate securities or debt instruments, granted any options, warrants or other rights calling for the issuance thereof, or borrowed any funds;

(c) discharged or satisfied any Encumbrance or paid any obligation or liability (absolute or contingent, matured or unmatured, known or unknown) in an amount, individually or in the aggregate, in excess of $100,000, other than current liabilities shown in the Financial Statements and current liabilities incurred since December 31, 2004, in the Ordinary Course of Business;

(d) declared or made payment of, or set aside for payment, any dividends or distributions, or purchased, redeemed or otherwise acquired any of its capital stock, any securities convertible into capital stock, or any other securities or Commitments other than (i) a dividend of $3.5 million declared on December 29, 2005 to stockholders of record on that date and paid prior to the Closing and (ii) a dividend of $250,000 declared on December 30 to stockholders of record on that date and paid prior to Closing;

(e) mortgaged, pledged or subjected any Assets to any Encumbrance other than Permitted Encumbrances in an amount, individually or in the aggregate, in excess of $100,000;

(f) sold, exchanged, transferred or otherwise disposed of any of its material Assets other than in the Ordinary Course of Business, or canceled any debts or claims in either case in an individual amount in excess of $50,000;

(g) written down the value of any material Assets or written off as uncollectible any notes or accounts receivable in an aggregate amount in excess of $100,000;

(h) entered into any transactions other than in the Ordinary Course of Business;

(i) increased the rate of compensation payable, or to become payable, by the Company to any of its officers, employees, agents or independent contractors, over the rate being paid to them on December 31, 2004;

(j) made or permitted any amendment or termination of any agreement that would otherwise constitute a Material Contract to which it is a party;

(k) through negotiation or otherwise made any commitment or incurred any liability to any labor organization;

(1) made any arrangement for or payment of bonuses or special compensation of any kind to any director, officer or employee;

(m) hired any executive officer or senior member of management;

(n) directly or indirectly paid any severance or termination pay to any officer or employee in excess of two months’ salary;

(o) settled or compromised any Action pending or threatened or initiated any Action against any third party;

(p) made Capital Expenditures, or entered into commitments therefor, aggregating more than $100,000;

(q) made any changes in any method of accounting or accounting practice;

(r) entered into any transaction of the type described in Section 4.21; or

(s) made any agreement to do any of the foregoing.

4.10        Title to Property and Assets.

Except as set forth on the Company Disclosure Schedules, each of the Company and the Subsidiary has good and valid title to all material Assets owned by it, free and clear of all Encumbrances other than any Permitted Encumbrances. Except as set forth on the Company Disclosure Schedules, each of the Company and the Subsidiary does not own any Real Property and the Company is not and will not be a United States Real Property Holding Company as defined under Section 897 of the Code. All material personal property of the Company and the Subsidiary is in good operating condition and repair, normal wear and tear excepted.

4.11        Insurance.

The Company and the Subsidiary has insurance coverage under policies that: (a) are with insurance companies reasonably believed by the Company to be financially sound and reputable; (b) are in full force and effect; (c) are sufficient for compliance by the Company and the Subsidiary with all requirements of Law and of all Material Contracts to which the Company or the Subsidiary is a party; and (d) insure against risks of the kind customarily insured against and in amounts customarily carried by companies similarly situated and by companies engaged in similar businesses and owning similar properties.

4.12        Debt Instruments; Credit Enhancements.

The Company Disclosure Schedules list all mortgages, indentures, notes, guarantees and other agreements for or relating to borrowed money (including, without limitation, conditional sales agreements and capital leases) involving payments by the Company or the Subsidiary aggregating in excess of $50,000 per year to which the Company is a party or which have been assumed by the Company or to which any Assets are subject and any letters of credit, guarantees or other credit enhancements provided to the benefit of the Company by any other Person. The Company has performed in all material respects all obligations under the agreements listed on such Company Disclosure Schedules required to be performed by it to date and is not in material default in any respect under any of the foregoing, and, there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

4.13        Intellectual Property.

(a) The Company owns, or is licensed or otherwise possesses all necessary rights including intellectual property rights, in and to all patents, patent applications, invention disclosures, trademarks, trade names, service marks, trade dress, copyrights and any applications therefor, domain names, mask works, schematics, technology, know-how, trade secrets, Confidential Information, customer lists, technical information, technical data, process technology, plans, drawings and blue prints, inventions, improvements thereto, ideas, algorithms, processes, computer software programs and applications (source code or object code form) and tangible or intangible proprietary information (“Intellectual Property”) used in and material to the business or products of the Company or the Subsidiary.

(b) The Company Disclosure Schedules list all (i) patents, patent applications, registered and unregistered trademarks, trade names and service marks, registered copyrights, domain names, and mask works owned by the Company or the Subsidiary (the “Scheduled Company Intellectual Property”), including where applicable the jurisdictions, both domestic and foreign, in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, (ii) written licenses, sublicenses and other agreements as to which the Company or the Subsidiary is a party and pursuant to which any Person is authorized to use any Intellectual Property owned by the Company or the Subsidiary (other than Mass-Market Shrink Wrap Software), and (iii) written licenses, sublicenses and other agreements to which the Company or the Subsidiary is a party and pursuant to which the Company or the Subsidiary is authorized to use any third party patents, trademarks, copyrights, or any other third party intellectual Property, including software (other than Mass-Market Shrink Wrap Software) (“Third Party Intellectual Property Rights”) which are incorporated in, are, or form a part of, any Company or Subsidiary product or which are material to the Company’s or the Subsidiary’s operations. All ownership interests held by any third-parties or Encumbrances of which the Company has Knowledge in the Scheduled Company Intellectual Property (including, but not limited to licenses, liens or security interests) are noted in the Company Disclosure Schedules. To the Knowledge of the Company, all Intellectual Property disclosed in the Company Disclosure Schedules is valid and enforceable. Neither the Company nor the Subsidiary is obligated to pay any royalties and/or fees to any third-party under any patent, trademark, copyright or other Intellectual Property license, other than under those licenses listed in the Company Disclosure Schedules for which there is also a notation regarding such an obligation to pay such royalties and/or fees. Neither the Company nor the Subsidiary has sent to any third party or otherwise communicated to another Person in the three (3) years preceding the date of this Agreement any charge, complaint, claim, demand or notice asserting that such Person has infringed, misappropriated, or acted in conflict with any of the Intellectual Property owned by the Company or the Subsidiary or that such other Person has conducted any acts of unfair competition, nor to the Knowledge of the Company is any such infringement, misappropriation, conflict or act of unfair competition occurring or threatened, other than as disclosed in the Company Disclosure Schedules.

(c) The Company has taken all action necessary in its reasonable discretion to maintain the registration of all Scheduled Company Intellectual Property material to the operation of the Company or the Subsidiary.

(d) To the Knowledge of the Representing Party, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company or the Subsidiary, or any Third Party Intellectual Property Rights to the extent licensed by or through the Company or the Subsidiary, by any third party, including any employee or former employee of the Company or the Subsidiary. Except as set forth on the Company Disclosure Schedules, there are no royalties, fees or other payments or compensation payable by the Company or the Subsidiary to any Person by reason of the Company’s or the Subsidiary’s ownership, use, sale or disposition of Intellectual Property.

(e) Neither the Company nor the Subsidiary is, or will be as a result of the execution and delivery of this Agreement, or the performance of its obligations hereunder and thereunder, in breach of any license, sublicense or other agreement relating to the Intellectual Property, including Third Party Intellectual Property Rights.

(f) To the Knowledge of the Company, the conduct of the business of the Company and the Subsidiary as presently conducted does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

(g) Each current and former officer, employee and material consultant of the Company and the Subsidiary has executed and delivered to the Company an agreement sufficient to ensure that the Company or the Subsidiary, as applicable, becomes or may elect to become the owner or assignee of any Intellectual Property such Person creates within the scope of his or her employment or in the case of a non-employee, from the services such Person performs for the Company or the Subsidiary, as applicable, unless or except to the extent that the Company or the Subsidiary is entitled to become or elect to become the owner or assignee of such Intellectual Property by operation of law.

(h) The Company and the Subsidiary have entered into written confidentiality agreements with all third parties to whom the Company or the Subsidiary has disclosed material Company-owned confidential Intellectual Property.

(i) Except as set forth in the Company Disclosure Schedules, neither the Company nor the Subsidiary has received and the Company has no Knowledge of any claim, assertion or allegation that the Company or the Subsidiary has infringed or misappropriated any patent, trademark, copyright, trade secret or other Intellectual Property of any third-party, nor has the Company or the Subsidiary received any offers to take a license or notice of any patents, trademarks, or copyrights or other Intellectual Property of any third-party.

(j) To the Knowledge of the Company, there is no patent, copyright or trademark application which cover any of the Company’s or the Subsidiary’s Intellectual Property or which would prevent the issuance, allowance or registration of any of the Company’s Intellectual Property.

4.14                        Leases.

The Company Disclosure Schedules list all leases and other agreements under which either the Company or the Subsidiary is lessee or lessor of any material Asset (including Real Property), or holds, manages or operates any material Asset owned by any third party, or under which any material Asset owned by the Company is held, operated or managed by a third party. Either the Company or the Subsidiary is the owner and holder of all the leasehold estates purported to be granted by the leases and other agreements listed on the Company Disclosure Schedules and is the owner of all material equipment, material machinery and other material Assets thereon or in buildings and structures thereon, in each case free and clear of all Encumbrances other than Permitted Encumbrances. Each such lease and other agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the Company or the Subsidiary and, to the Knowledge of the Company, the other parties thereto, except as the enforceability thereof may be limited by general principles of equity and applicable bankruptcy, insolvency, reorganization or similar laws generally and grants the leasehold estate it purports to grant, free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of the Company, all necessary governmental approvals with respect thereto have been obtained, all necessary filings or registrations therefor have been made, and there have been no threatened cancellations thereof and there are no outstanding disputes thereunder which would reasonably be expected to result in a Material Adverse Effect. Either the Company or the Subsidiary has performed all obligations thereunder required to be performed by it to date, except where a failure to perform would not result in a Material Adverse Effect. Neither the Company, the Subsidiary nor, to the Knowledge of the Company, any other party thereto is in default in respect of any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default, except in either case as would not result in a Material Adverse Effect. All of the material Assets of the Company and the Subsidiary subject to such leases are in good operating condition, normal wear and tear excepted.

4.15                        Material Contracts.

(a) The Company Disclosure Schedules list the following material agreements to which either the Company or the Subsidiary is a party or by which either the Company or the Subsidiary is bound at the date hereof (each such agreement, whether oral or written, a “Material Contract”):

(i)                      agreement for the employment of any officer, employee, consultant or independent contractor;

(ii)                   distributor, dealer, manufacturer’s representative, sales agency, advertising, property management or brokerage agreement;

(iii)                agreement with any labor organization or other collective bargaining unit;

(iv)               agreement for the future purchase of materials, supplies, services, merchandise or equipment involving payments of more than $100,000 over its remaining term (including, without limitation, periods covered by any option to renew by either party);

(v)                  agreement for the purchase, sale or lease of any real estate or other material Assets (other than agreements that individually do not involve the payment by the Company or the Subsidiary of more than $50,000 in any 12-month period or $100,000, in the aggregate, over the term of such agreement);

(vi)               agreement for the sale of any of its material Assets or the grant of any preferential rights to purchase any of its material Assets or rights, other than in the Ordinary Course of Business;

(vii)            agreement which contains any provisions requiring the Company or the Subsidiary to indemnify any other party thereto which have had or reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect;

(viii)         joint venture agreement or other agreement involving the sharing of profits;

(ix)                 outstanding loan to any Affiliate of the Company or receivable due from any Affiliate of the Company;

(x)                    any agreement not to compete, any exclusivity agreement or any agreement restricting or otherwise affecting the ability of the Company or the Subsidiary to compete in the Business;

(xi)                 other material agreement which by its terms does not terminate or is not terminable by the Company or the Subsidiary within 30 days or upon 30 days’ (or less) notice and that requires the rendering or receipt of services by the Company or the Subsidiary of more then $100,000.

(b) Other than any Material Contract that after the date hereof and prior to the Closing Date terminates in accordance with its terms or as otherwise permitted by this Agreement, each Material Contract is, and each Material Contract shall be as of the Closing Date, in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the Company or the Subsidiary, as applicable, and, to the Knowledge if the Company, the other parties thereto, except as the enforceability thereof may be limited by general principles of equity and applicable bankruptcy, insolvency, reorganization or other similar laws generally. All material governmental approvals with respect thereto have been obtained, all necessary filings or registrations therefor have been made, and, to the Knowledge of the Company, there have been no threatened cancellations thereof and there are no outstanding material disputes thereunder. The Company or the Subsidiary, as applicable, has materially performed all obligations thereunder required to be performed by it to date. Neither the Company, the Subsidiary nor, to the Knowledge of the Company, any other party thereto is in default in any material respect under any of the Material Contracts, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

4.16                        Books and Records.

Except as set forth in the Company Disclosure Schedules, the books of account, stock records, minute books and other records of the Company and the Subsidiary arc true and complete in all material respects.

4.17                        Litigation; Disputes.

(a)          Except as set forth on the Company Disclosure Schedules, there arc no actions, suits, claims, arbitrations, proceedings or investigations pending or, to the

Knowledge of the Company, threatened against, affecting or involving the Company, the Subsidiary or either of their business or Assets, or the transactions contemplated by this Agreement, at law or in equity or admiralty, or before or by any court, agency, arbitrator or Governmental Body, domestic or foreign. Neither the Company nor the Subsidiary is operating under, subject to or in default with respect to any order, award, writ, injunction, decree or judgment of any Governmental Body.

(b) Except as set forth in the Company Disclosure Schedules, neither the Company nor the Subsidiary is currently involved in any dispute with any of its current or former employees, or agents, brokers, distributors, vendors, customers, business consultants, franchisees, franchisers, representatives or independent contractors (or any current or former employees of any of the foregoing Persons).

4.18                        Labor Relations.

Except as set forth in the Company Disclosure Schedules, the operations of the Company and the Subsidiary have been conducted in compliance in all material respects with all applicable Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, worker’s compensation, employee privacy and right to know. Except as set forth on the Company Disclosure Schedules, there are no collective bargaining agreements, employment agreements between the Company and any of its employees, or professional service agreements not terminable at will relating to the business and Assets of the Company. Except as set forth on the Company Disclosure Schedules, the consummation of the transactions contemplated hereby will not cause the Company, Parent or the Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination or other employment related payments, including but not limited to benefits or penalties, to any Person.

4.19                        Pension and Benefit Plans.

(a) The Company Disclosure Schedules list each Plan or Other Arrangement currently maintained by the Company or under which the Company could have any material liability.

(b) The Company has furnished or otherwise made available to Buyer true and complete copies of each of the following documents to the extent such documents exist for each Plan: (i) the documents setting forth the terms of each Plan; (ii) all related trust agreements or annuity agreements (and any other funding document) for each Plan; (iii) for the three most recent plan years, all annual reports (Form 5500 series) on each Plan that have been filed with any governmental agency; (iv) the current summary plan description and subsequent summaries of material modifications for each Plan subject to Title I of ERISA; (v) all DOL opinions on any Plan and all correspondence relating to the request for and receipt of each opinion; (vi) all correspondence with the PBGC on any Plan; (vii) all IRS rulings, opinions or technical advice specifically addressing any Plan and all correspondence relating to the request for and receipt of each ruling, opinion or technical advice; and (viii) all agreements with service providers or fiduciaries for providing services on behalf of any Plan. For each Other Arrangement, the Company has furnished to Buyer true and complete copies of each policy, agreement or other document setting forth or explaining the terms of the Other Arrangement, all related trust agreements or other funding documents (including, without limitation, insurance contracts, certificates of deposit, money market accounts, etc.), all communications distributed to all or a majority of employees, all correspondence or other submissions with any governmental agency, and all agreements with service providers or fiduciaries for providing services on behalf of any Other Arrangement, to the extent such documents exist for each Other Arrangement.

(c) No Plan is a Multiemployer Plan.

(d) No Plan is an ESOP.

(e) No Plan is a Defined Benefit Plan.

(f) All contributions and other payments required by and due under the terms of each Plan subject to Title I of ERISA have been made as required under ERISA. In the twelve (12) month period prior to the execution of this Agreement, the Company has taken no action (including, without limitation, actions required by Law) relating to any Plan or Other Arrangement that will materially increase Buyer’s or the Company’s obligation under any Plan or Other Arrangement.

(g) Each Plan that is intended to be “qualified” within the meaning of Section 401(a), 401(f) or 403(a) of the Code (a “Qualified Plan”) is so qualified. The trusts established under such Plans that are intended to be exempt from federal income taxes under Section 501(a) of the Code are so exempt. The IRS has issued determination letters with respect to each such Plan. All statements made by or on behalf of the Company to the IRS in connection with applications for determinations with respect to each Qualified Plan were true and complete when made. Nothing has occurred since the date of the most recent applicable determination letter that would adversely affect the tax-qualified status of any Qualified Plan.

(h) Each Plan has been operated in all material respects in accordance with its terms and with all applicable provisions of the Code, ERISA, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Securities Act, the Securities Exchange Act of 1934, and all other Laws pertaining to the Plans, Other Arrangements and other employee or employment related benefits, and all premiums and assessments relating to all Plans or Other Arrangements. Other than claims for benefits submitted in the ordinary course by participants or beneficiaries, the Company has no pending unfair labor practice charges, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances or lawsuits before any court, governmental agency, regulatory body, or arbiter arising under any Law governing any Plan, and, to the Company’s Knowledge, there exist no facts that could give rise to such a claim.

(i) To its Knowledge, the Company has not engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code for which no exemption exists. The Company has furnished to Buyer true and complete copies of each request for a prohibited transaction exemption and each exemption obtained in response to such request. All such requests were true and complete when made and, to the extent relied on by the Company or any Plan, continue to be true and complete.

(j) The Company Disclosure Schedules identify any Plan that covered any current or former Company employees that have been terminated within the five calendar years preceding the date hereof.

(k) The Company Disclosure Schedules identify any amounts which will be required to be paid or payable to or with respect to any employee or other service provider of the Company or its Subsidiary as a result of the completion of the transactions contemplated hereby.

(l) No Plan or Other Arrangement, individually or collectively, provides for any payment by the Company or the Buyer to any employee or independent contractor that is not deductible under Section 162(a)(1) or 404 of the Code or that is an “excess parachute payment” pursuant to Section 280G of the Code.

(m) No Plan has experienced a “reportable event” (as such term is defined in Section 4043(c) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement.

(n) Fairfield & Sons Limited, through Scottish Equitable, maintains the Rosetta Stone Group Personal Pension Scheme (the “Pension Scheme”). The Pension Scheme is a money purchase arrangement under which a participant’s pension benefit depends solely on the amount of money paid in by the participant and employer, the investment performance of the participant’s pension account, the charges levied on the pension account, and annuity rates available for buying a pension at the participant’s retirement. No Plan is subject to the Laws of any jurisdiction other than the United States of America or one of its political subdivisions. The Company Disclosure Schedules list each employee benefit plan maintained by, or under which, Fairfield & Sons Limited could have any material liability.

(o) The Company has timely filed and has furnished to Buyer true and complete copies of each Form 5330 (“Return of Excise Taxes Related to Employee Benefit Plans”) that the Company has filed on any Plan. The Company has no liability for Taxes required to be reported on Form 5330.

(p) No Plan is a funded Welfare Plan.

(q) The Company has no material obligation or accrued liability in respect of post-retirement medical, life insurance or other benefits due now or in the future to current, former or retired employees of the Company, except to the extent required by Part 6 of Title I of ERISA or similar applicable state laws.

(r) All Welfare Plans and the related trusts that are subject to Section 4980B(f) of the Code and Sections 601 through 609 of ERISA comply with and have been administered in compliance with Section 4980B(f) of the Code, Sections 601 through 609 of ERISA, and all proposed or final Treasury regulations explaining those requirements.

(s) The Company has (i) filed or caused to be filed all returns and reports on the Plans that it is required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for the Company have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from the Company or from any other Person in connection with the operation of the Plans that are or could become a lien on any Asset of the Company or could otherwise adversely affect the businesses or Assets of the Company.

(t) Each Plan which constitutes a nonqualified deferred compensation plan subjeet to Code Section 409A has been operated and administered in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date of this Agreement.

4.20                        Environmental.

(a) Except as set forth in the Company Disclosure Schedules, both the Company and the Subsidiary have complied in all material respects and are in material compliance with, and the Real Property and all improvements thereon are in material compliance with, all Environmental Laws.

(b) Neither the Company nor the Subsidiary has any material liability under any Environmental Law. There are no pending or, to the Knowledge of the Representing Party, threatened Actions based on, and neither the Company, the Subsidiary nor any officer, director or stockholder thereof has directly or indirectly received any formal or informal notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Body or any other Person or knows any fact(s) which would reasonably be expected to form the basis for any material Actions or notices arising from or attributable to: (i) the current or past presence, Release, or threatened Release of Hazardous Materials at or from any part of the Real Property; (ii) the off-site disposal or treatment of Hazardous Materials originating on or from the Real Properly or the businesses or Assets of the Company or the Subsidiary; (iii) any facility operations or procedures of the Company or the Subsidiary which do not conform to requirements of the Environmental Laws; or (iv) any violation of Environmental Laws at any part of the Real Property or arising from the Company’s or the Subsidiary’s activities (or the activities of the Company’s or the Subsidiary’s predecessors in title) involving Hazardous Materials.

4.21                        Transactions with Related Parties.

Except as set forth on the Company Disclosure Schedules, neither any present or former officer, director or stockholder of the Company, nor, to the Knowledge of the Company, any Affiliate of such officer, director or stockholder, is currently a party to, or has been a party in the last five (5) years to, any oral or written agreement or transaction with the Company or the Subsidiary, including, without limitation, any agreement providing for the employment of, furnishing of services by, rental of Assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or Affiliate.

4.22                        Restrictions and Consents.

Except as set forth on the Company Disclosure Schedules, there are no agreements, Laws or other restrictions of any kind to which the Company or the Subsidiary (or any material Asset thereof) is party or subject that would prevent or restrict the execution, delivery or performance of this Agreement or result in any penalty, forfeiture, agreement termination, or restriction on business operations of the Company or the Subsidiary as a result of the Company’s execution, delivery or performance of this Agreement. The Company Disclosure Schedules list all such agreements and Laws that require the consent or acquiescence of any Person not a party to this Agreement with respect to any aspect of the execution, delivery or performance of this Agreement by the Company.

4.23                        Authorization; No Conflict.

The execution, delivery and performance by the Company of this Agreement, the other Transaction Documents to which it is a party and all other agreements and actions contemplated hereby, the fulfillment of and compliance by the Company with the respective terms and provisions hereof and thereof, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (which authorization has not been modified or rescinded and is in full force and effect) and, do not and will not: (a) conflict with, or violate any provision of the articles of incorporation or Amended and Restated Bylaws of the Company, or, any provision of any Law having applicability to the Company or its material Assets; (b) conflict with, or result in any breach of, or constitute a default under any agreement to which the Company is a party or by which it or any of its material Assets may be bound; or (c) subject to the consents set forth in the Company Disclosure Schedules (which consents will have been obtained as of the Closing), result in or require the creation or imposition of or result in the acceleration of any material indebtedness, or of any Encumbrance of any nature upon, or with respect to, the Company or any of the material Assets of the Company, except, with respect to clause (b) in this Section 4.23, for conflicts, breaches or defaults which would not have a Material Adverse Effect.

4.24                        Absence of Violation.

The Company is not in violation of or default in any material respect under, nor has it breached, any term or provision of its articles of incorporation or Amended and Restated Bylaws or any material agreement or restriction to which the Company is a party or by which the Company or any Asset thereof is bound or affected. Neither the Company, nor any of its officers, directors, employees or agents (or stockholders, distributors, representatives or other Persons acting on the express, implied or apparent authority of the Company), have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful, questionable or unusual payment of money or other thing of value, any extraordinary discount, or any other unlawful or unusual inducement, to or from any Person in the United States or elsewhere in connection with or in furtherance of the business of the Company (including, without limitation, any offer, payment or promise to pay money or other thing of value (i) to any foreign official or political party (or official thereof) for the purposes of influencing any act, decision or omission in order to assist the Company in obtaining business for or with, or directing business to, any Person, or (ii) to any other Person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes). The business of the Company is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements.

4.25                        Compliance with Law; Approvals.

Except as set forth on the Company Disclosure Schedules:

(a) The operations of the Company and the Subsidiary have been conducted in compliance in all material respects with the Laws and regulations applicable to the Company’s business;

(b) Neither the Company nor the Subsidiary has received notice of any violation (or of any investigation, inspection, audit, or other proceeding by any Governmental Body involving allegations of any violation) of any Law, or is in material default with respect to any Law, and to the Company’s Knowledge, no investigation, inspection, audit, or other proceeding by any Governmental Body involving allegations of violation of any Law is threatened or contemplated, which would result in a Material Adverse Effect;

(c) Each of the Company and the Subsidiary has all material licenses, franchises, permits, authorizations or approvals from all Governmental Bodies (“Approvals”) required for the conduct of the business of the Company or the Subsidiary, as applicable, as it is currently being conducted and the occupancy and operation, for its present uses, of the real and personal property which the Company or the Subsidiary owns or leases, and neither the Company nor the Subsidiary is in violation in any material respect of any such Approval or any terms or conditions thereof;

(d) All such Approvals are in full force and effect, have been issued to and fully paid for by the holder thereof and, to the Company’s Knowledge, no suspension or cancellation thereof has been threatened in writing; and

(e) No such Approvals will be subject to termination or lapse by reason of, the transactions contemplated by this Agreement or any of the other agreements contemplated hereunder or executed herewith.

4.26                        Copies of Documents.

True and complete copies of all documents listed on the Company Disclosure Schedules have been furnished or otherwise made available to each of the Parent and the Buyer.

4.27                        Binding Obligation.

This Agreement, and each Transaction Document to be executed by the Company pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall (assuming due authorization and delivery by the other Parties hereto and thereto) constitute a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as the enforceability thereof may be limited by general principles of equity and applicable bankruptcy, insolvency, reorganization or similar laws generally.

4.28                        Status of Shares.

The Shares to be purchased by the Buyer on the Closing Date have been duly authorized by all necessary corporate action on the part of the Company, and are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof and, when purchased in accordance with this Agreement, will be free and clear of all Encumbrances except for restrictions on transfer under applicable federal and state securities laws.

4.29                        Offering of Shares.

Neither the Company nor anyone acting on its behalf has taken or will take any action on or before the Closing (including, without limitation, any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of the Stock Consideration under the Securities Act and the rules and regulations of the Commission thereunder) which would subject the offering, issuance and sale of the Stock Consideration to the registration requirements of the Securities Act.

4.30                        Disclosure.

No representation or warranty by the Company in this Agreement and no document furnished or to be furnished to Buyer pursuant to this Agreement, or in connection herewith or with the transactions contemplated hereby, contains any untrue or misleading statement of a material fact or omits any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

4.31                        Investment Company.

The Company is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the 1940 Act.

ARTICLE 5.

OTHER AGREEMENTS

5.1                               Public Disclosures.

(a) All information received by a Party and its representatives pursuant to the terms of this Agreement or otherwise heretofore provided to the receiving party in connection with the transactions contemplated hereby shall be kept in strict confidence by the receiving Party and its representatives and shall not be used in any manner by such party or its representatives except in connection with its performance or preparation to perform under this Agreement; provided, however, that any Party hereto may disclose such information to its legal and financial advisors, lenders, financing sources and their respective legal advisors and representatives so long as such persons agree to maintain the confidentiality of such information in accordance with this Section 5.1 and provided further that any Party hereto may disclose such information as may be necessary, appropriate or advisable in their reasonable discretion in connection with or related to any legal proceedings or actions related thereto or in connection therewith, including any aetions taken in anticipation of or as a result of legal proceedings.

(b) Except as provided under Section 5.1(a), no Party shall make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by the other parties in writing (which approval shall not be unreasonably withheld); provided, however, that either the Sellers, the Company, Parent or the Buyer may make any public disclosure necessary for compliance with applicable federal or state laws, in which case the disclosing party shall advise the other party and provide it with a copy of the proposed disclosure and provide it with a reasonable opportunity to review and comment upon such disclosure, prior to making the disclosure, and provided that ABS, Norwest and Lender may publish “tombstones” or similar advertising material relating to the transactions contemplated by this Agreement, and each of ABS, Norwest and Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

(c) Notwithstanding any provision of this Agreements, until the Closing, the Non-Disclosure Agreement, dated February 24, 2005, by and between the Company and Capital Partners Management Company shall remain in full force and effect.

5.2                               Restrictive Covenants.

(a) Each Seller hereby covenants and agrees that for three (3) years after the Closing Date (the “Restricted Period”), it will not engage in the Business or own an interest in, directly or indirectly, any individual proprietorship, partnership, corporation, joint venture, or any other form of business entity, whether as a partner, director, shareholder, joint venturer or in any other manner whatsoever, if such entity is engaged in whole or in part in the Business as conducted by the Company and the Subsidiary on the date hereof; provided, however, that nothing contained in this paragraph shall be deemed to prohibit any Seller from (i) owning 5% or less of the shares of a publicly-held company engaged in the Business or (ii) serving as an employee of a business entity that engages in the Business but whose principal business is other than the Business and in which such Seller will not be providing any services relating to the Business; provided, however, that such Seller will not be engaged in, responsible for or have access to any part of the business entity engaged in the Business.

(b) In addition to the foregoing, each Seller hereby covenants and agrees that during the Restricted Period it will not, directly or indirectly, as principal, agent, trustee or through the agency of any corporation, partnership, association, agent or agency (i) employ (including to retain, engage or conduct business with) or attempt to employ or assist anyone else to employ any person who is then or at any time during the preceding year was an employee (other than non-executive administrative personnel) of the Company or the Subsidiary; provided that the foregoing provision shall not prohibit such Seller from making any general solicitation of employment not specifically directed to such persons or from soliciting or hiring any such person who terminated his or her employment with the Company or the Subsidiary or whose employment was terminated by the Company or the Subsidiary prior to such solicitation or hiring, (ii) solicit any of the business of the Company or the Subsidiary from any customer of the Company or the Subsidiary or (iii) request or advise any customer of the Company or the Subsidiary to withdraw, curtail or cancel such customer’s business with the Company or the Subsidiary.

(c) Each Seller agrees that it will not disclose to any third party any Trade Secret that derives economic value from not being generally known to others and that is subject to efforts to maintain its confidentiality or secrecy of the Company or the Subsidiary or any client of the Company or the Subsidiary, or utilize such Trade Secret for the benefit of third parties. For purposes of this clause (c), a Trade Secret shall not include (i) information that is or becomes generally available without any breach of this clause (c); (ii) information independently developed by a Seller outside of the operation of the Business and (iii) information obtained from a third party entitled to disclose it.

(d) If any Seller breaches any of the provisions of this Section 5.2, the Buyer or the Company shall have the right to have the provisions of this Section 5.2 specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies of law, it being acknowledged and agreed that such breach or threatened breach will cause irreparable injury to the applicable Party and that money damages will not provide an adequate remedy to such Party. In addition, either the Company or the Buyer may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

(e) The Parties acknowledge that the restrictive covenants above are necessary in order to protect and maintain the Trade Secrets, Assets and goodwill acquired by the Buyer in connection with the purchase of the Shares pursuant to this Agreement and to prevent the usurpation by any Seller of all or any portion of the goodwill purchased by the Buyer under this Agreement, and that the time, scope, geographic area and other provisions of Sections 5.2(a), (b) and (c) have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement and are given as an integral and essential part of the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.2 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(f) Each Seller acknowledges that the Buyer and the Sellers intend to and hereby confer jurisdiction to enforce the covenants contained in this Section 5.2 upon the courts of any state or any jurisdiction within the geographical scope of such covenants in which a breach or alleged breach of a covenant contained herein has occurred. In the event that the courts of one or more of such states or other jurisdictions shall hold such covenants unenforceable (in whole or in part) by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Buyer or the Company to the relief provided above in the courts of any other states or other jurisdictions within the geographical scope of such covenants, as to breaches of such covenants in such other respective states or other jurisdictions, the above covenants as they relate to each other jurisdiction being, for this purpose, severable into diverse and independent covenants.

(g) The Parties acknowledge and agree that Tom Adams is entering into the obligations of this Section 5.2 as an employee of the Company and not as a Shareholder.

5.3                               Further Assurances; Additional Documents.

Each Party shall use its respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, advisable under applicable Laws and regulations or otherwise reasonably requested by any other Party in order to confirm the rights and obligations set forth in this Agreement and to render effective the transactions contemplated by this Agreement and the other Transaction Documents.

5.4                               Escrow Distributions.

(a) The Parties covenant and agree that, when and as appropriate, the Buyer and the Shareholders’ Representative shall, within thirty (30) days after completion and delivery of the 2006 Audit (the “Escrow Termination Date”), deliver a joint written instruction to the Escrow Agent to disburse to the Sellers the balance, if any, of the Escrow Sum, less the amount of any Claims pending under ARTICLE 7 and/or Section 5.5 of this Agreement as of such date.

(b) If an amount is retained in the Escrow Fund pursuant to this Section 5.4 with respect to a pending Claim, then within ten (10) Business Days following the resolution of such Claim, the portion of such amount that is not required to satisfy the indemnification obligations with respect to any Claims then existing shall be disbursed to the Sellers.

5.5                               Tax Matters.

(a) Tax Covenants

(i)   Notwithstanding any other provision to the contrary in this Agreement, the Buyer (or Parent as agent for Buyer) and the Shareholders shall join in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively a “Section 338(h)(10) Election”) with respect to the purchase and sale of the stock of the Company hereunder. Promptly after the date hereof, the Shareholders and the Company shall provide to the Buyer any information or documents reasonably requested by the Buyer in connection with the filing of the Section 338(h)(10) Election.

(ii)   The Sellers will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify the Company against any Claim arising out of any failure to pay such Tax.

(iii)   As promptly as possible following the determination of the Adjusted Consideration, Parent shall cause Buyer to deliver to the Shareholders’ Representative a completed IRS Form 8883, allocating adjusted grossed-up basis (as defined in Treasury Regulation Section 1.338-5) among the assets of the Company. Said Form 8883 shall be prepared by Buyer in accordance with the provisions of Section 338 of the Code and the Treasury Regulations thereunder. The Shareholders’ Representative shall have the right to review the Form 8883 delivered pursuant to this subsection. If within thirty (30) days after receipt of such Form 8883 the Shareholders’ Representative notifies Parent in writing that he disagrees with the allocation of one or more items contained on such Form 8883, Parent and the Shareholders’ Representative shall negotiate in good faith to resolve such dispute. If Parent and the Shareholders’ Representative fail to resolve such dispute within thirty (30) days, the dispute shall be resolved by a nationally recognized accounting firm with no material relationship to Parent or the Shareholders (the “Accounting Referee”), chosen and mutually acceptable to both Parent and the Shareholders’ Representative. The decision of the Accounting Referee as to any disputed items shall be binding on Parent, Buyer and the Shareholders. If the Shareholders’ Representative does not respond within thirty (30) days of receipt of the Form 8883 from Buyer, or upon resolution of any disputed items, the allocation reflected on the Form 8883 shall be binding on the parties hereto. Buyer and the Shareholders agree that they shall file (and shall cause the Company to file with respect to its income Tax Returns for its Tax Period ending on the Closing Date) all federal, state, local and foreign Tax Returns consistent with the effectiveness of the Section 338(h)(10) Election and with said Form 8883, and they further agree that they shall not take (and Buyer shall not permit the Company to take) any action that would be inconsistent with or would prejudice the Section 338(h)(10) Election.

(iv)   Subject to the provisions of Section 5.5(a)(i), without the consent of the Shareholders’ Representative (which consent shall not be denied or delayed unreasonably), the Buyer covenants that it will not cause or permit the Company, any of its Subsidiaries or any Affiliate of Buyer (A) to make any election under Section 338(g) of the Code or any comparable provision under applicable law (other than the Section 338(h)(10) Election) or (B) to amend any Tax Return for any Pre-Closing Tax Period if such election or amendment increases the Tax liability of the Shareholders for a Pre-Closing Period. The Buyer shall indemnify and hold Shareholders harmless against any Taxes attributable to a breach of the covenant contained in this Section 5.5(a)(iv). The Parties agree that it shall not be considered unreasonable for the Shareholders’ Representative to withhold consent to a state-level election described in clause (A) of the first sentence of this Section 5.5(a)(iv) with respect to state income Taxes in any C Corporation State.

(b) Tax Returns. (i) The Sellers shall cause the Company and the Subsidiary to prepare and timely file all Tax Returns of the Company and the Subsidiary that are due (taking into account timely extensions) on or before the Closing, and the Sellers shall cause the Company and the Subsidiary to timely pay all Taxes that are due on or before the Closing.

(ii)   The Company shall prepare the income Tax Returns of the Company for the Tax Period of the Company ending on December 31, 2005 and the Tax Period ending on the Closing Date. Such income Tax Returns of the Company shall be prepared in a manner consistent with prior practice, and shall utilize accounting methods, elections and conventions that do not have the effect of distorting the allocation of income or expense between the Tax Periods covered by such Tax Returns and subsequent Tax Periods. The Company shall provide each such income Tax Return of the Company to the Shareholders’ Representative not less than thirty (30) days prior to the date on which such Tax Return is to be filed for the review of the Shareholders’ Representative. The Company shall make any revisions to any such income Tax Return of the Company reasonably requested by the Shareholders’ Representative, provided that such revisions are consistent with the requirements of the third sentence of this Section 5.5(b)(ii); and provided further that the state income Tax return filed for the Company in any C Corporation State shall reflect and report the Section 338(h)(10) Election in the manner that, in the opinion of the national accounting firm that is preparing such return is, more likely than not, correct and proper.

(iii)   Sellers shall timely pay all Taxes for which the Company is or may be liable with respect to any Tax Period of the Company ending on or before the Closing Date.

(c) Indemnification. The Sellers shall indemnify the Buyer and hold the Buyer harmless against Losses resulting from (i) Taxes attributable to the failure of the

Company to be classified as an S corporation (for federal income tax purposes within the meaning of Section 1361 of the Code and for state income Tax purposes in all states other than C Corporation States) as of the Closing Date or as of any time on or after January 1, 1993 and through and including the Closing Date; (ii) Taxes imposed on or with respect to the Company or the Subsidiary with respect to any Tax Period or portion of a Tax Period ending on or before the Closing Date (including, without limitation, Taxes imposed on or with respect to income or gain recognized by the Company by virtue of the Section 338(h)(10) Election) except to the extent such taxes have been specifically included in reserves for tax liabilities that have been taken into account in the calculation of the Company’s Net Working Capital for purposes of ARTICLE 2 of this Agreement; and (iii) Taxes and other costs resulting from a failure on the part of any of the Sellers to take any action required of the Sellers pursuant to Section 5.5(a) or Section 5.5(f) of this Agreement; provided, however that Sellers shall have no indemnification obligation pursuant to this Section 5.5(c) for any Taxes attributable to a breach of Buyer’s covenant contained in Section 5.5(a)(iv) hereof. Notwithstanding any provision of this Agreement to the contrary, the indemnification obligations of the Sellers pursuant to this Section 5.5 shall survive until sixty (60) days after the expiration (including extensions) of the statute of limitations for the Taxes involved.

(d) Contests.   If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to Section 5.5(c) hereof is asserted in writing against Buyer, any of its Affiliates or, effective upon the Closing, the Company or the Subsidiary, or if a written notice of audit by a Tax authority of a Tax period of the Company or the Subsidiary ending on or before the Closing Date is received by Buyer, any of its Affiliates or, effective upon the Closing, the Company or the Subsidiary, Buyer shall notify the Shareholders’ Representative of such claim, demand or notice within ten (10) days of receipt thereof and shall give the Shareholders’ Representative such information with respect thereto as the Shareholders’ Representative may reasonably request; provided, however, that failure by Buyer to comply with these provisions shall not affect the rights to indemnification hereunder of Buyer, any of its Affiliates, the Company or the Subsidiary except to the extent that such failure materially impairs the ability of the Shareholders’ Representative to contest such tax liabilities. The Sellers may discharge, at any time, their indemnification obligation under Section 5.5(c) hereof by paying Buyer the amount payable pursuant to Section 5.5(c) hereof, calculated on the date of such payment. The Shareholders’ Representative may, at Sellers’ own expense, participate in the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit). In the case of any claim or demand for Taxes that affects the liability of neither the Company nor the Subsidiary for Taxes for any tax period ending after the Closing Date, the Shareholders’ Representative may, upon notice to Buyer and at Sellers’ own expense, assume the defense of such proceeding. If the Shareholders’ Representative assumes such defense Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Shareholders’ Representative. Whether or not the Shareholders’ Representative chooses to defend or prosecute any claim, all parties hereto shall cooperate in the defense or prosecution thereof.

(e) Cooperation on Tax Matters.   Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to tax periods or portions of tax periods of the Company and the Subsidiary ending on or before the Closing Date as is reasonably necessary for the filing of any Tax Return, for the preparation of any audit and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer and Sellers agree to retain or cause to be retained all books and records relating to Tax matters for tax periods or portions of tax periods of the Company and the Subsidiary ending on or before the Closing Date until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any taxing authority. The Company and the Subsidiary agree to give Sellers reasonable notice prior to discarding or destroying any such books and records and, if Sellers so request, the Company and the Subsidiary shall allow Sellers to take possession of such books and records. Buyer and the Sellers shall cooperate with each other in the conduct of any audit or proceeding involving the Company or the Subsidiary for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

(f) Defense of S Corporation Status.   The Sellers at their own expense shall take all steps reasonably necessary to defend the status of the Company as an S corporation within the meaning of Section 1361 of the Code for all tax years subsequent to 1992 and ending on or before the Closing Date and to cure any inadvertent termination of the Company’s status as an S corporation as of any date prior to the close of the Closing Date. Such steps will include, without limitation, the provision of consents pursuant to Treasury Regulation section 1.1362-4(e).

5.6                               Conduct of Business Pending Closing.

From the date hereof until the Closing, the Company shall:

(a) maintain its existence in good standing;

(b) conduct its business in the Ordinary Course of Business, except as expressly permitted by this Agreement;

(c) maintain business and accounting records consistent with past practices, except as required by GAAP or applicable Law;

(d) give prompt notice to the Buyer and Parent after becoming aware of the occurrence of any event which would reasonably be likely to cause (i) any representation or warranty of the Sellers or the Company contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (iii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and

(e) use commercially reasonable efforts (i) to preserve its business intact in all material respects, (ii) to keep available to the Company the services of its present officers and other key employees, and (iii) to preserve in all material respects for the Company the goodwill of its suppliers, customers and others having business relations with the Company.

5.7                               Prohibited Actions Pending Closing.

Except as set forth in the Company Disclosure Schedules and as contemplated by this Agreement, including, without limitation, the payment of a dividend of $3.5 million to stockholders of the Company of record on December 29, 2005, the payment of a dividend of $250,000 to stockholders of the Company of record on December 30, 2005 and the payment of the cash bonus contemplated by the Amendment to the Amended and Restated Change of Control Bonus Agreement between the Company and Tom Adams, and the bonus to employees contemplated by Section 5.9, unless otherwise provided for herein or otherwise necessary in order to comply with Laws or the Company’s or Subsidiary’s obligations hereunder or approved by the Buyer or Parent in writing, including, without limitation, by electronic mail, (which approval shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Closing, each of the Company and the Subsidiary shall operate in the Ordinary Course of Business and shall not:

(a) amend or otherwise change the Articles of Incorporation or the bylaws of the Company or organizational documents of the Subsidiary;

(b) issue or sell or authorize for issuance or sale, or grant any options or restricted stock or make other agreements with respect to, any shares of its capital stock or any other of its securities;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the Ordinary Course of Business, consistent with past practice;

(f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or Assets) any corporation, partnership, other business organization or any division thereof or any material amount of Assets;

(g) enter into any contract or agreement other than in the Ordinary Course of Business that would constitute a Material Contract;

(h) authorize any capital commitment or capital lease in an amount, in excess of $50,000, individually or $100,000, in the aggregate;

(i) mortgage, pledge or subject to Encumbrance other than Permitted Encumbrances, any of its Assets or properties or agree to do so other than in the Ordinary Course of Business;

(j) assume, guarantee or otherwise become responsible for the obligations of any other Person, or agree to so do;

(k) hire any executive officer or senior member of management, or enter into or agree to enter into any employment agreement (other than the Amendments to the Amended and Restated Change of Control Bonus Agreements with the individuals listed on Schedule 6.1(q));

(l) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or employee (other than the Amendments to the Amended and Restated Change of Control Bonus Agreements with the individuals listed on Schedule 6.1(q)), except that the Company may make any amendments to existing employee benefit plans to the extent necessary to maintain their compliance with applicable Laws;

(m) take any action to change in any respect its accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivables), except as required by GAAP or applicable Law;

(n) change any Tax election or settle or compromise any federal, state, local or foreign income material Tax liability;

(o) settle or compromise any pending or threatened Action or initiate any Action against any third party, except in respect of the Company’s ongoing defense of its trademarks;

(p) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business and consistent with past practice, of liabilities reflected or reserved against in the latest balance sheet included in the Financial Statements provided to the Buyer or subsequently incurred in the Ordinary Course of Business and consistent with past practice in amounts not in excess of $50,000, individually, or $100,000, in the aggregate;

(q) sell, assign, transfer, license or sublicense, pledge or otherwise encumber any of its rights in Intellectual Property (other than in the Ordinary Course of Business and consistent with past practice); or

(r) agree to do any of the foregoing.

5.8                               Preparation and Delivery of 2005 and 2006 Audit.

Each of the Parent and the Buyer shall use commercially reasonable efforts to prepare, complete and deliver, or cause the Company to prepare, complete and deliver, to the Sellers the 2005 Audit and the 2006 Audit promptly after the end of the 2005 and 2006 fiscal years, respectively, but in no event later than June 1, 2006 and June 1, 2007, respectively. Parent shall deliver to the Shareholders’ Representative a copy of each of the 2005 Audit and 2006 Audit promptly upon its completion.

5.9                               Employee Bonus Payment.

Prior to the Closing, the Company shall pay (i) a bonus in the aggregate amount of $448,000, payable to the employees of the Company listed in a schedule previously provided to the Buyer and the Parent (the “Employee Bonus Amount”) and (ii) a bonus to the persons listed on Section 4.18 of the Company Disclosure Schedule in the amounts set forth therein. The applicable portion of such Employee Bonus Amount shall be paid to each individual recipient, net of all applicable Taxes and withholding amounts for payment to appropriate tax authorities as prescribed by law and regulation, in one lump-sum by the Company on the Closing Date upon (and subject to) the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE 6.

CLOSING CONDITIONS

6.1                               Conditions Precedent to the Buyer’s Obligations.

The Parent’s and Buyer’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Buyer:

(a) Estimated Closing Balance Sheet.   The Sellers and the Company shall have prepared and delivered to the Buyer the Estimated December 31 Balance Sheet, in a form reasonably acceptable to the Buyer.

(b) Shares.   The Shareholders shall have delivered to the Buyer the certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), or in the event of any lost certificates, an affidavit of lost certificate and indemnity agreement in a form acceptable to the Buyer.

(c) No Actions.   No court or other Governmental Body shall have issued any Order, and there shall be no Action pending by or before any Governmental Body, which seeks to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement.

(d) Consents.   Each Seller Party shall have obtained the consents and approvals and provided any notices required in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller Party is a party, as set forth on Schedule 6.1(d).

(e) Opinions of Counsel.   The Company shall have delivered to the Buyer (i) an opinion of Covington & Burling, in the form of Exhibit F, and (ii) an opinion of Blankingship & Keith, in the form of Exhibit G, in each case dated as of the Closing Date.

(f) Secretary’s Certificate.   The Company shall have delivered to the Buyer copies of the following, in each case, certified by the secretary of the Company as being in effect as of the Closing Date: (i) the resolutions, in form and substance reasonably satisfactory to Buyer, adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transactions Documents to which the Company is party and (ii) the Company’s Organizational Documents.

(g) Charter; Good Standing Certificate.   The Buyer shall have received from the Company copies of (i) the Company’s Organizational Documents, certified as of a recent date by the Secretary of State of the State of Virginia and (ii) a certificate of the Secretary of State of the State of Virginia dated as of a recent date, certifying as to the Company’s due incorporation and good standing.

(h) Escrow Agreement.   The Shareholders’ Representative, the Sellers and the Escrow Agent shall each have executed and delivered the Escrow Agreement.

(i) Mortgage Termination.   The Company and SunTrust Bank shall have arranged for the pay-off and termination of the mortgage on the Company’s Real Property at 135 W. Market Street, Harrisonburg, VA 22801, and shall have delivered to the Buyer an executed pay-off letter and evidence of clear title.

(j) Shareholders’ Agreement.   The Individual Investors and Tom Adams shall each have executed and delivered the Shareholders’ Agreement.

(k) Registration Rights Agreement.   The Individual Investors and Tom Adams shall each have executed and delivered the Registration Rights Agreement.

(l) Release of Liens.   The Liens set forth on Schedule 6.1(l) shall have been released on or prior to Closing.

(m) Termination of Existing Revolving Credit.   The Company and SunTrust Bank shall have arranged for the termination of the revolving line of credit for an amount of up to $1,000,000, and shall have delivered to the Buyer evidence of such termination.

(n) BNY Letter.   BNY shall have executed and delivered to the Company a letter confirming the receipt by BNY of payment in full of all fees and expenses owed by the Company under the Engagement Letter. Such letter shall be in a form reasonably satisfactory to the Buyer.

(o) Financing.   Buyer shall have entered into a loan agreement and related documentation, on terms reasonably satisfactory to the Buyer, providing for a term loan of $17,000,000 and a revolving credit line of $4,000,000, contingent upon the Closing of the transactions contemplated by this Agreement.

(p) Joinder Agreement.   The Company shall have executed and delivered to Buyer the Joinder Agreement in the form of Exhibit H.

(q) Change of Control Agreements.   Each of the five (5) Amendments to the Amended and Restated Change of Control Bonus Agreements shall have been amended in the form of Exhibit 1, and the Company shall have issued payment in the form of Common Stock and/or cash to each such individual in full satisfaction of any obligation under such agreements.

(r) 338(h)(10) Election Forms.   Buyer shall have received two identical IRS Forms 8023 (including attachments), each in the form of Exhibit J and each duly executed by all of the Shareholders, together with such other documents as Buyer may reasonably request to ensure that a valid and binding election under Section 338(h)(10) of the Code is made with respect to the purchase by Buyer of the Shares pursuant to this Agreement.

(s) Performance of Obligations; Representations and Warranties.   The Company and the Sellers shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by such Party prior to or at the Closing. Each of the representations and warranties contained in Sections 3.1 and 3.2 and in ARTICLE 4 of this Agreement shall be true and correct as of the date hereof and as of the Closing, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth in Sections 3.1 and 3.2 and ARTICLE 4) would not, individually or in the aggregate, have a Material Adverse Effect. If the Closing Date is not the date of the execution of this Agreement, Buyer shall have received a certificate dated the Closing Date and signed by the Chief Executive Officer, President or a Vice President of the Company, certifying that the conditions specified in this Section 6.2(s) have been satisfied.

(t) Absence of Material Adverse Effect.   No event or circumstance shall have occurred or shall be reasonably expected to occur as a result of the transactions contemplated hereby that has resulted in or would reasonably be expected to result in a Material Adverse Effect.

(u) Resignation of Board of Directors.   Each member of the Board of Directors of the Company and the Subsidiary shall have tendered such member’s resignation from the Board of Directors, effective as of the Closing.

(v) Loan Repayment.   The Company shall have received payment in full, including principal and interest, for the balance of the loan between the Company and Matt Schenck.

6.2                               Conditions Precedent to the Seller Parties’ Obligations.

Each Seller Party’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in whole or in part by such Seller Party or by the Company:

(a) No Actions.   No court or other Governmental Body shall have issued any Order, and there shall be no Action pending by or before any Governmental Body, which seeks to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement.

(b) Consents.   Each Seller Party shall have obtained the consents and approvals and provided any notices required in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which such Seller Party is a party, as set forth on Schedule 6.2(b).

(c) Performance of Obligations; Representations and Warranties.   The Buyer and the Parent shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by such Party prior to or at the Closing. Each of the representations and warranties contained in Section 3.3 of this Agreement shall be true and correct in all material respects, in each case, on the date hereof and as of the Closing, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date. If the Closing Date is not the date of the execution of this Agreement, the Shareholders’ Representative shall have received a certificate dated the Closing Date and signed by the Chief Executive Officer, President or a Vice President of the Parent, certifying that, the conditions specified in this Section 6.2(c) have been satisfied.

(d) Escrow Agreement.   The Buyer and the Escrow Agent shall each have executed and delivered to each Seller the Escrow Agreement.

(e) Charter; Good Standing Certificate.   The Shareholders’ Representative, on behalf of the Individual Investors, shall have received from the Buyer and Parent copies of (i) the Certificate of Incorporation of Buyer and Parent, as amended, certified as of a recent date by the Secretary of State of the Slate of Delaware and (ii) a certificate of the Secretary of State of the State of Delaware dated as of a recent date certifying as to Parent’s and Buyer’s due incorporation and good standing.

(f) Registration Rights Agreement.   Parent, ABS and Norwest shall have executed and delivered to the Individual Investors the Registration Rights Agreement.

(g) Shareholders Agreement.   Parent, ABS and Norwest shall have executed and delivered to the Individual Investors the Shareholders’ Agreement.

(h) Secretary’s Certificate.   The Shareholders’ Representative, on behalf of the Individual Investors, shall have received from the Buyer copies of resolutions, in form and substance reasonably satisfactory to the Shareholders’ Representative, adopted by (i) the Parent’s board of directors, certified by the secretary of the Parent as being in effect as of the Closing Date, authorizing (A) the issuance of the Stock Consideration, and (B) the execution, delivery and performance of this Agreement and the other Transactions Documents to which the Parent is a party and (ii) the Buyer’s board of directors, certified by the secretary of the Buyer as being in effect as of the Closing Date, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Buyer is a party.

6.3                               Termination of Agreement.

This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing Date:

(a) by mutual written consent of the Shareholders’ Representative, the Parent and the Buyer;

(b) by either (i) the Shareholders’ Representative or (ii) the Parent and the Buyer in writing:

(i)                                                 if any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction (collectively, “Legal Constraints”) which prohibits or restrains any Party from consummating the transactions contemplated hereby is in effect and has become final and nonappealable; provided however, this right shall not be available to any Party whose failure to comply with the terms of this Agreement has been the cause of, or resulted in, such Legal Constraints; or

(ii)                                              if the Closing has not occurred on or prior to January 27, 2006; provided that the right to terminate this Agreement pursuant to this Section 6.3(b)(ii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement and the other Transaction Documents has been the cause of, or resulted in, the failure of the transactions contemplated hereby and thereby to be consummated prior to such date;

(c) by the Parent and the Buyer in writing, if the Company or any Seller has breached in any respect any of its respective representations, warranties or material covenants contained in this Agreement and the other Transaction Agreements, which breach or failure to perform (i) would give rise to a failure of a condition set forth in Section 6.1 and (ii) has not been cured by the Company or such Shareholder within 20 (twenty) days after the giving of written notice thereof from Buyer; and

(d) by the Shareholders’ Representative in writing, if Parent or Buyer has breached any of its representations, warranties or material covenants contained in this Agreement and the other Transaction Documents, which breach or failure to perform (i) would give rise to a failure of a condition set forth in Section 6.2 and (ii) has not been cured by the Parent and the Buyer within 20 (twenty) days after the giving of written notice thereof from the Company.

6.4                               Effect of Termination.

If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 6.3 and this Section 6.4, this Agreement and the other Transaction Documents to which the Company or any Shareholder is a party shall become null and void and of no further force and effect, except for the provisions of Section 5.1, this Section 6.4 and ARTICLE 8; provided that nothing in this Section 6.4 shall be deemed to release any Party from liability for any breach by such Party of the terms and provisions of this Agreement and the other Transaction Documents.

ARTICLE 7.

INDEMNIFICATION

7.1                               Survival of Representations and Warranties and Covenants.

The Parties agree that, the representations and warranties in ARTICLE 3 and ARTICLE 4 of this Agreement shall survive the Closing until thirty (30) days after completion and delivery of the 2006 Audit (the “Survival Period”); provided,

(a) that the representations, warranties and covenants in Section 4.20 shall survive the Closing until the three (3) year anniversary of the Closing;

(b) that the representations, warranties and covenants in Section 4.19 shall survive the Closing until the five (5) year anniversary of the Closing;

(c) that the representations, warranties and covenants in Sections 3.1(h), 3.1(i) and 4.8 shall survive the Closing until sixty (60) days after the expiration (including extensions) of the applicable statute of limitations; and

(d) that the representations, warranties and covenants in Section 4.3 shall survive indefinitely.

7.2                               Indemnification Provisions for Parent’s and the Buyer’s Benefit.

Subject to the provisions of this ARTICLE 7, from and after the Closing Date, each of the Sellers will jointly and severally indemnify and hold the Parent, the Buyer and the Company (post-Closing) and their respective officers, directors, managers, partners and shareholders (each, an “Indemnified Person” and together, the “Indemnified Persons”) harmless from, and shall pay or reimburse the Indemnified Persons for:

(a) all Losses related to or arising from any breach of any representation or warranty (without giving effect to any limitation or qualification at to “materiality” (including the word “material”) or “Material Adverse Effect” set forth herein) made by the Seller or by the Company in this Agreement or any certificate delivered by the Company or the Sellers prior to and including the Closing Date; and

(b) all Losses related to any failure by such Seller or the Company to perform or comply with any covenant or agreement applicable to it contained in this Agreement (other than Section 5.2) or in any other Transaction Documents.

The Sellers hereby irrevocably waive any and all right to recourse against the Company and each of its directors and officers with respect to any representation, warranty, indemnity or other agreement or action made or taken by or pursuant to this Agreement. The Sellers shall not be entitled to contribution from, subrogation to or recover against the Company with respect to any liability that may arise under or pursuant to this Agreement or the transactions contemplated hereby.

7.3                               Notice of Claims.

The Company, Parent or any Indemnified Person shall promptly give written notice to each of the Buyer and the Shareholders’ Representative, as agent for the Sellers (the “Indemnitors”), after obtaining knowledge of any claim for recovery of a Loss or for an anticipated Loss, pursuant to this ARTICLE 7 (a “Claim”). Such notice shall set forth in reasonable detail the facts and circumstances underlying the Claim, the basis for indemnification and shall specify the estimated amount thereof. Failure to give timely notice as provided in this Section 7.3 will not affect the rights or obligations of the Indemnitors or the Indemnified Persons hereunder, except to the extent that the Indemnitors shall have been actually harmed; provided, however that such notice is delivered on or prior to the date that is thirty (30) days after completion and delivery of 2006 Audit.

7.4                               Third Party Claims.

With respect to any claims or demands by third parties as to which an Indemnified Person may seek indemnification hereunder, whenever the Company, Buyer, Parent or an Indemnified Person (the “Notifier”) will have received a written notice that such a claim or demand has been asserted, the Notifier shall promptly notify the Buyer and the Shareholders’ Representative, as agent for the Sellers, of such claim or demand and of the facts within the Notifier’s knowledge that relate thereto within a reasonable time after receiving such written notice. The Shareholders’ Representative shall then have the right to defend, contest, negotiate or settle, on behalf of the Sellers, any such claim or demand through counsel of his own selection (who shall be reasonably acceptable to the Indemnified Person), at the Sellers’ own cost and expense, which costs and expenses shall be payable out of the Escrow Fund as provided for in the Escrow Agreement and the Company, Buyer and Parent shall cooperate with and assist the Shareholders’ Representative in the defense of such claim or demand. The Shareholders’ Representative shall not consent to the entry of any judgment or enter into any settlement with respect to any third party claim to the extent that such judgment or settlement (i) does not provide for a full release of the Indemnified Persons with respect to such third party claim or (ii) provides for equitable relief against the Indemnified Persons, in either case without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). If the Shareholders’ Representative gives written notice to the Indemnified Person within ten (10) Business Days after the Notifier has notified the Shareholders’ Representative that any such claim or demand has been made in writing, that the Shareholders’ Representative elects to have the Indemnified Person defend, contest, negotiate, or settle any such claim or demand, or if the Shareholders’ Representative fails to acknowledge within such ten (10) Business Days that it shall undertake the defense of such claim or demand, then the Indemnified Person shall have the right to contest and/or settle any such claim or demand and the Shareholders’ Representative shall cooperate with and provide reasonable assistance to the Indemnified Person in the defense of such claim or demand, provided, however, that the Indemnified Person shall not consent to the entry of any judgment or enter into any settlement with respect to any third party claim to the extent that such judgment or settlement (i) does not provide for a full release of the Shareholders’ Representative and the Sellers with respect to such third party claim or (ii) provides for equitable relief against the Shareholders’ Representative or Sellers, in either case without the prior written consent of the Shareholders’ Representative (which consent will not be unreasonably withheld, conditioned or delayed); it being understood that failure by the Shareholders’ Representative to object to any such settlement or compromise within ten (10) Business Days after written notice thereof by the Indemnified Person shall be deemed consent thereto. In the event that the Shareholders’ Representative has consented to any settlement, the Sellers shall have no power or authority to object under any provision of this Agreement to the amount of such settlement.

7.5                               Limitations on Indemnification Liability.

(a) No Indemnification in Respect of Purchase Price Adjustments. Notwithstanding the provisions of Section 7.2 above, any amount which is taken into account in calculating the Adjustment Deficit and which thereby results in a reduction of the Purchase Price paid to Sellers shall not also be taken into account in calculating the amount of any Loss pursuant to this ARTICLE 7, including the determination of the Threshold under Section 7.5(c).

(b) The indemnification provided for in this ARTICLE 7 and Section 5.5(c) hereof only applies after the Closing and, subject to Section 7.5(d), is the sole and exclusive remedy of the Indemnified Persons after the Closing in respect of any breach of any representation or warranty made by the Sellers or the Company in this Agreement. Subject to Section 7.5(d) below, the Indemnified Persons shall not be able to seek indemnification pursuant to this ARTICLE 7 for any amount of Losses in excess of the Escrow Sum provided, however, that the aggregate liability of the Shareholders under

Section 5.5(c) and under Section 7.2 (in the case of Section 7.2, arising out of a breach of the representation contained in Section 4.8(c) hereof), in each case related to or arising from the invalidity of the Section 338(h)(10) Election, shall in no event exceed $7,000,000.

(c) In no event shall the Sellers be liable under Section 7.2(a), except for a breach based upon or arising from the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.2, 4.3, 4.8 or fraudulent misrepresentation, unless and until the Indemnified Person have suffered, incurred, sustained or become subject to Losses referred to in Section 7.2 in excess of $500,000 in the aggregate (the “Threshold”) and then to the full extent of the Losses from the first dollar of Loss and not just amounts in excess of the Threshold.

(d) Nothing in this ARTICLE 7, including without limitation the provisions of Sections 7.5(a), (b) and (c), shall prohibit or otherwise limit any Indemnified Person from exercising or securing any remedies provided by applicable statutory or common law (i) with respect to the fraudulent conduct of any Party (severally but not jointly with other Parties) in connection with this Agreement or in the amount of damages that any Indemnified Person may recover from any Indemnitor in the event that the Indemnified Person successfully proves willful misconduct, intentional fraud or intentional fraudulent conduct in connection with this Agreement, (ii) with respect to Losses resulting from a breach of the representations or warranties contained in Sections 3.1(a), 3.1(b), 3.1(h), 3.1(i), 3.2, 4.3 and 4.8 or (iii) with respect to the covenants provided in ARTICLE II and Sections 5.1, 5.2, 5.3, 5.4 and 5.5, provided, that any liability of the Sellers under this Section 7.5(d) for money damages in excess of the Escrow Sum shall be several but not joint liability, with the liability of an individual Seller for claims under Sections 4.3, 4.8 and 5.5 based on the Pre-Change of Control Equity Percentage of such Seller, and provided further, that any liability of the Sellers under this Section 7.5(d) for specific enforcement or other non-monetary remedies shall be several but not joint liability.

(e) Insurance.   The amount of any Loss sought to be recovered by the Indemnified Persons under this ARTICLE 7 shall not include any amounts actually recovered by such party in respect of the Loss under applicable insurance policies.

7.6                               Payment of Claims.

Upon final determination by the Parties or by a court of competent jurisdiction that an Indemnified Person is entitled to indemnification for a Claim under Section 5.5 or this ARTICLE 7, including payments pursuant to the first sentence of Section 2.6(b), the Escrow Agent shall distribute to the Indemnified Person the amount of the Loss pursuant to the terms of the Escrow Agreement. Upon the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) or a final determination by a court of competent jurisdiction that the Shareholders’ Representative is entitled to payment for expenses under Section 7.7(k), the Escrow Agent shall distribute to the Shareholders’ Representative the amount of the expenses pursuant to the terms of the Escrow Agreement.

7.7                               Shareholders’ Representative.

(a) Appointment.   Effective as of the date hereof and without any further action by the Sellers, Eugene Stoltzfus will be, and hereby is, appointed and constituted the Shareholders’ Representative in respect of each Seller as his, her or its agent, to act in his, her or its name, place and stead as such Seller’s attorney-in-fact, to take any and all actions which he believes are necessary or appropriate under this Agreement and the Escrow Agreement, including, without limitation, executing the Escrow Agreement as Shareholders’ Representative, giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Shareholders’ Representative, interpreting all of the terms and provisions of this Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Shareholders’ Representative in connection with this Agreement and the Escrow Agreement, defending all Claims against the Escrow Fund pursuant to ARTICLE 7 of this Agreement, consenting to, compromising or settling all Claims, conducting negotiations with the Buyer, the Parent and their agents regarding such Claims, dealing with the Buyer, Parent and the Escrow Agent under this Agreement and the Escrow Agreement with respect to all matters arising under this Agreement and the Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and the Escrow Agreement, receiving and consenting to all Tax Returns for any Tax Period of the Company prior to the Closing pursuant to Section 5.5(b) of this Agreement, taking any and all actions pursuant to the Escrow Agreement and this Agreement, including, without limitation, Sections 2.5, 2.6, 5.4, 5.5, 6.1(h), 6.1(w), 6.2(c), 6.3, 7.4 and 8.5 of this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Shareholders’ Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement on behalf of the Sellers and to consent to any amendment hereof or thereof in its capacity as Shareholders’ Representative. The Shareholders’ Representative hereby accepts the appointment as Shareholders’ Representative, all in accordance with the terms of this Agreement and the Escrow Agreement.

(b) Authorization.   Each of the Sellers hereby (i) approves the designation of the Shareholders’ Representative as the representative of such holder and as the attorney-in-fact and agent for and on behalf of such Seller, including without limitation with respect to any Claims under ARTICLE 7, and with full power and authority to act on behalf of such Seller pursuant to the terms of the Escrow Agreement and this Agreement, including, without limitation, Sections 2.5, 2.6, 5.4, 5.5, 6.1(h), 6.1(w), 6.2(c), 6.3, 7.4 and 8.5 of this Agreement, and (ii) agrees that all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Seller, by operation of law, whether by such Seller’s death, disability, protective supervision or any other event, including, without limitation, the lapse of time. Each Seller shall be deemed to have waived any and all defenses which may be available to contest, negate or disaffirm any action of the Shareholders’ Representative taken in good faith. Each Seller will be conclusively bound by all actions taken and documents executed by the Shareholders’ Representative in accordance with this Section 7.7 and with the Escrow Agreement and the Indemnified Persons will be entitled to rely on any action or decision of the Shareholders’ Representative. No Seller shall be entitled to act independently with respect to any action relating to this Agreement and the other agreements and transactions contemplated hereby, and any and all such actions shall be taken solely by the Shareholders’ Representative.

(c) Indemnification of Shareholders’ Representative.   The Shareholders’ Representative shall be indemnified by the Sellers for, and shall be held harmless against, any loss, liability or expense incurred by the Shareholders’ Representative or any of his Affiliates and any of their respective partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to the Shareholders’ Representative’s conduct as Shareholders’ Representative, other than such losses, liabilities or expenses resulting from the Shareholders’ Representative’s gross negligence or willful misconduct in connection with his performance under this Agreement and the Escrow Agreement. This indemnification shall survive the termination of this Agreement and the termination of the Escrow Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be paid from the principal portion of the Escrow Fund, pursuant to the Escrow Agreement. The Shareholders’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Shareholders’ Representative in accordance with such advice, the Shareholders’ Representative shall not be liable to the Sellers or the Escrow Agent or any other person. In determining the occurrence of any fact, event or contingency, the Shareholders’ Representative may request from any of the Sellers or any other Person such reasonable additional evidence as the Shareholders’ Representative in its sole discretion may deem necessary, and may at any time inquire of and consult with others, including any of the Sellers and shall not be liable to any Sellers for any damages resulting from any delay in acting hereunder pending receipt and examination of additional evidence requested. In no event shall the Shareholders’ Representative be liable to any Seller hereunder or in connection herewith for any indirect, punitive, special or consequential damages.

(d) Access to Information.   The Shareholders’ Representative shall have reasonable access to information of and concerning any Claim and which is in the possession, custody or control of the Buyer and the Parent and the reasonable assistance of the Buyer’s and Parent’s officers and employees for purposes of performing the Shareholders’ Representative’s duties under this Agreement or the Escrow Agreement and exercising its rights under this Agreement and the Escrow Agreement, including for the purpose of evaluating any Claim against the Escrow Fund by the Buyer; provided that the Shareholders’ Representative shall treat confidentially and not, except in connection with enforcing its rights under this Agreement and the Escrow Agreement, disclose any nonpublic information from or concerning any Claim to anyone (except to the Shareholders’ Representative’s attorneys, accountants or other advisers, to Sellers, to the arbitrators appointed to resolve disputes pursuant to this Agreement, and on a need-to-know basis to other individuals who agree to keep such information confidential).

(e) Limitation on Duties and Responsibilities.   The Shareholders’ Representative shall have no duties or responsibilities except those expressly set forth in this Agreement and the Escrow Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller shall otherwise exist against the Shareholders’ Representative. Neither the Shareholders’ Representative nor any agent employed by the Shareholders’ Representative shall be liable to any Seller, and no Seller shall have any cause of action against the Shareholders’ Representative or any such agent, for any errors in judgment, negligence, oversight, breach of duty or otherwise arising from or relating to any action taken or not taken, decision made or not made or instruction given or not given by the Shareholders’ Representative, except to the extent that the acts or omissions of the Shareholders’ Representative or agent involved gross negligence or willful misconduct.

(f) Reasonable Reliance.   In the performance of his duties hereunder, the Shareholders’ Representative shall be entitled to rely upon any document or instrument reasonably believed by his to be genuine, accurate as to content and signed by any Seller or any party hereunder. The Shareholders’ Representative may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(g) Orders.   The Shareholders’ Representative is authorized, in its sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Fund. If any portion of the Escrow Fund is disbursed to the Shareholders’ Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Shareholders’ Representative is authorized, in his sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which he is advised by legal counsel selected by him is binding upon him without the need for appeal or other action; and if the Shareholders’ Representative complies with any such order, writ, judgment or decree, the Shareholders’ Representative shall not be liable to any Seller or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(h) Removal of Shareholders’ Representative; Authority of Successor Shareholders’ Representative.   A majority-in-interest of the Sellers shall have the right at any time during the term of the Escrow Agreement to remove the then-acting Shareholders’ Representative and to appoint a successor Shareholders’ Representative; provided, however, that neither such removal of the then-acting Shareholders’ Representative nor such appointment of a successor Shareholders’ Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by the requisite Seller with respect to such removal and appointment, together with an acknowledgment signed by the successor Shareholders’ Representative appointed in such writing that he, she or it accepts the responsibility of successor Shareholders’

Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Shareholders’ Representative.

(i) Resignation of the Shareholders’ Representative.   The Shareholders’ Representative may resign at any time by giving written notice to the Sellers, the Buyer and the Parent. A majority-in-interest of the Sellers shall then have the right at any time during the term of the Escrow Agreement to appoint a successor Shareholders’ Representative; provided, however, that neither such resignation of the then-acting Shareholders’ Representative nor such appointment of a successor Shareholders’ Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by the requisite Sellers with respect to such removal and appointment, together with an acknowledgment signed by the successor Shareholders’ Representative appointed in such writing that he, she or it accepts the responsibility of successor Shareholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Shareholders’ Representative.

(j) Majority-in Interest; Successor Shareholders’ Representative.   For all purposes under this Section 7.7, a majority-in-interest of the Sellers shall be determined on the basis of each Seller’s ownership of Company Common Stock immediately prior to the Closing. Each successor Shareholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholders’ Representative, and the term “Shareholders’ Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Shareholders’ Representative.

(k) Expenses of the Shareholders’ Representative.   The Shareholders’ Representative shall be entitled to withdraw cash amounts held in the Escrow Fund, pursuant to the Escrow Agreement, in reimbursement for out of pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Shareholders’ Representative in performing under this Agreement and the Escrow Agreement; provided that the aggregate amount withdrawn from the Escrow Fund for reimbursement of the Shareholders’ Representative shall not exceed $100,000.

(l) Irrevocable Appointment.    Subject to Sections 7.7(h) and 7.7(i), the appointment of the Shareholders’ Representative hereunder is irrevocable. Any action taken by the Shareholders’ Representative pursuant to the authority granted in this Section 7.7 shall be effective and absolutely binding as the action of the Shareholders’ Representative under this Agreement or the Escrow Agreement.

7.8                               Tax Treatment of Indemnity Payments.

To the extent permitted by Law, any amount paid to Buyer or Sellers pursuant to this ARTICLE 7 or pursuant to Section 5.5(c) hereof shall be treated as an adjustment to the Final Adjusted Consideration.

ARTICLE 8.

MISCELLANEOUS

8.1                               Expenses.

The Company shall pay all reasonable costs and expenses that Buyer and Parent incur prior to the Closing in connection with the transactions contemplated hereby (the “Buyer Expenses”); provided, however, that, if this Agreement is terminated pursuant to Section 6.3 and the transactions contemplated hereby abandoned, the Company shall not be responsible for Buyer Expenses in excess of the lesser of (i) 50% of the actual expenses so incurred and (ii) $350,000. The Company shall pay all reasonable costs and expenses that the Company incurs prior to the Closing (including, but not limited to, legal, accounting, financial advisory and investment banking fees and expenses of the Company, including those of BNY and Covington & Burling, but not of any Seller) with respect to the negotiation and execution of this Agreement, the other Transaction Documents, the opinion of Covington & Burling and any other documents or instruments to be executed and delivered pursuant hereto, and the performance of any covenants to be performed by such Party and satisfaction of any conditions to be satisfied by the Company which are contained herein or therein (for those expenses which the Company is responsible, the “Company Expenses”). In no event will the Company be responsible for the costs and expenses (including legal fees) incurred by any Seller in connection with the transactions contemplated hereby.

8.2                               Notices.

Any notice, request, demand or other communication required or permitted to be given to a Party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (a) the date of personal delivery, (b) the date of transmission by facsimile, with confirmed transmission and receipt, (c) the date sent by electronic mail (including in portable document format by electronic mail); provided, however, that there is no indication that such notice was not delivered, (d) two (2) Business Days after deposit with a nationally-recognized courier or overnight service such as Federal Express or (e) five (5) days after mailing via certified mail, return receipt requested. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the Party to be notified at the address set forth below for such Party:

If to the Buyer or the Parent:

Rosetta Stone Inc.

Rosetta Stone Holdings Inc.

Fairfield & Sons, Ltd.

135 W. Market Street

Harrisonburg, VA 22801

Attn: Laura Witt

Fax No.: (703) 991-5843

Email: Iwitt@abscapital.com

with a copy to (which copy shall not constitute notice):

Hogan & Hartson L.L.P.

111 S. Calvert Street

Baltimore, MD 21202

Attn: Michael J. Silver

Fax No.: (410) 539-6981

Email: mjsilver@hhlaw.com

If to the Company:

Fairfield & Sons, Ltd.

135 W. Market Street

Harrisonburg, VA 22801

Attn: Tom Adams

Fax No.: (703) 991-5843

Email: TAdams@rosettastone.com

with a copy to (which copy shall not constitute notice) before the Closing:

Covington & Burling

1330 Avenue of the Americas

New York, NY 10019

Attn: Ellen B. Corenswet
Fax No.: (212) 841-1010

Email: ecorcnswet@cov.com

with a copy to (which copy shall not constitute notice) after the Closing:

Hogan & Hartson L.L.P.

1l1 S. Calvert Street

Baltimore, MD 21202

Attn: Michael J. Silver

Fax No.: (410) 539-6981

Email: mjsilver@hhlaw.com

If to the Shareholders’ Representative:

Eugene Stoltzfus

3893 Mountain Valley Road

Keezeltown, VA 022832

Email: Eugenes@Adelphia.net

With a copy to (which copy shall not constitute notice):

Covington & Burling

1330 Avenue of the Americas

New York, NY 10019

Attn: Ellen B. Corenswet
Fax No.: (212) 841-1010

Email: ecorenswet@cov.com

Any Party hereto (and such Party’s permitted assigns) may change such Party’s address for receipt of future notices hereunder by giving written notice to the other Parties hereto; provided that notices of such changes shall be effective and deemed given only upon receipt thereof.

8.3                               Entire Agreement.

This Agreement, together with other Transaction Documents and the Exhibits and Schedules annexed hereto, constitutes the entire understanding and agreement by and among the Parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings among the Parties hereto.

8.4                      HSR.

The Parties acknowledge and agree that, notwithstanding any provision to the contrary in ARTICLES 2, 3 or 4, none of the Parties shall be deemed to be making any representation or warranty with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

8.5                                         Amendments and Waivers.

Except as otherwise set forth herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing executed (i) at any time prior to Closing, by the Parent (on behalf of the Parent, Buyer and all Buyer’s Affiliates), the Shareholders’ Representative (on behalf of all Sellers) and the Company (by action of its Board of Directors) and (ii) at any time after the Closing, by the Parent (on behalf of the Parent, Buyer and all Buyer’s Affiliates) and the Shareholders’ Representative (on behalf of all Sellers).

8.6                            Successors and Assigns.

Neither this Agreement nor any rights hereunder may be assigned by any Party without the prior written consent of the other Parties; provided, however, that the Company may assign its rights hereunder to its senior lender without the consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.7                                   Governing Law.

This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York, without regard to the conflicts of laws principles thereof.

8.8                                                      Submission to Jurisdiction; Consent to Service of Process.

(a) The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of New York, over any dispute arising from or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any Action related thereto shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties hereby consents to process being served by any other Party to this Agreement in any Action by the mailing of a copy thereof in accordance with the provisions of Section 8.2 hereof.

8.9                             Severability.

If any provision of this Agreement as applied to any part or to any circumstance shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement and the application of such provision to any other part or to any other circumstance shall not be affected or impaired thereby.

8.10                        Titles and Subtitles.

The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

8.11                           Third Party Beneficiaries.

Nothing in this Agreement, express or implied, shall create or confer on any person other than the Parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities, provided, that it is the intention of the Parties that Lender shall be a third party beneficiary of Section 3.1(k) of this Agreement, entitled to enforce such provision through any remedies provided by applicable statutory or common law.

8.12                        Remedies.

In the event that any one or more of the covenants and/or agreements set forth in this Agreement are breached by any Party hereto, the Party or Parties entitled to the benefit of such covenants or agreements may, except as otherwise expressly provided in this Agreement, proceed to protect and enforce their rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement. Subject to Section 7.5(b), the rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or applicable Law.

8.13                      Interpretation.

(a) Drafting.   The Parties have jointly participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof will arise favoring or disfavoring any Party hereto because of the authorship of any provision of this Agreement.

(b) References.   The word “including” means “including, without limitation.” The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Words in the singular form will be construed to include the plural and words in the plural form will be construed to include the singular form, unless the context otherwise requires.

8.14                        Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signature page follows]

ROSETTA STONE INC.

By:	/s/ Tom Adams
Name:	Tom Adams
Title:	Chief Executive Officer and President

Signature Page to Stock Purchase Agreement

ROSETTA STONE HOLDINGS INC.

By:	/s/ Tom Adams
Name:	Tom Adams
Title:	Chief Executive Officer and President

Signature Page to Stock Purchase Agreement

FAIRFIELD & SONS LTD.

By:	/s/ Tom Adams
Name:	Tom Adams
Title:	Chief Executive Officer and President

Signature Page to Stock Purchase Agreement

MADISON CAPITAL FUNDING LLC

By:	/s/ [Illegible]
Title:	Managing Director

Signature Page to Stock Purchase Agreement

TOM ADAMS

/s/ TOM ADAMS

Signature Page to Stock Purchase Agreement

SOLELY FOR PURPOSES OF SECTION 7.7,
SHAREHOLDERS’ REPRESENTATIVE

/s/ Eugene Stoltzfus
Name: Eugene Stoltzfus

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:	/s/ Yvonne Droms
Name: Yvonne Droms

Signature Page for Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:	/s/ Ruth Brunk Stoltzfus
Name: Ruth Brunk Stoltzfus
Kathryn Stoltzfus Fairfield, POW

Signature Page for Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:	/s/ Matthew Edwards Schenck
Name: Matthew Edwards Schenck

Signature Page for Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:	/s/ Dwayne Martin
Name: Dwayne Martin

Signature Page for Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:	/s/ Greg Keim
Name: Greg Keim

Signature Page for Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:	/s/ Susana Joy Stoltzfus
Name: Susana Joy Stoltzfus

Signature Page for Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:	/s/ J. Gary Neff
Name: J. Gary Neff

Signature Page for Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:	/s/ Ruth Stoltzfus Jost
Name: Ruth Stoltzfus Jost

Signature Page for Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:	/s/ Timothy Jost
Name: Timothy Jost

By:	/s/ Ruth Jost
Name: Ruth Jost

Signature Page for Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:	/s/ Michael Silverman
Name: Michael Silverman

Signature Page for Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:	/s/ Helen Stoltzfus
Name: Helen Stoltzfus

Signature Page for Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:	/s/ John Fairfield
Name: John Fairfield

Signature Page for Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:	/s/ Kathryn Stoltzfus Fairfield
Name: Kathryn Fairfield

Signature Page for Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:	/s/ Emily Shenk
Name: Emily Shenk

Signature Page for Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ANNE HELLER HESS STOLTZFUS IRREVOCABLE TRUST

By:	/s/ Kathryn Anne Stoltzfus-Dueck
Name: Kathryn Anne Stoltzfus-Dueck
Title: Trustee

Signature Page for Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:	/s/ Laura Marie Stoltzfus LeGoff
Name: Laura Marie Stoltzfus LeGoff

Signature Page for Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:	/s/ Kathryn Anne Stoltzfus-Dueck
Name: Kathryn Anne Stoltzfus-Dueck

Signature Page for Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:	/s/ Eugene Stoltzfus
Name: Eugene Stoltzfus

Signature Page for Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:	/s/ Rose Shenk
Name: Rose Shenk
Eugene Stoltzfus attorney in fact

Signature Page for Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:	/s/ Robert Bland
Name: Robert Bland

Signature Page for Stock Purchase Agreement